Exhibit 2.1

SHARE SALE AND PURCHASE AGREEMENT

concerning Universal Robots A/S

CVR no. 29 13 80 60

CONTENTS

		Page
1	DEFINITIONS, INTERPRETATION AND ENTIRE AGREEMENT	6

2	PURPOSE AND BACKGROUND	17

3	CONCLUSION OF AGREEMENT	17

4	SALE AND PURCHASE OF SHARES	18

5	PURCHASE PRICE	18

6	EARN OUT	19

7	CONTINGENT BONUS OBLIGATIONS	26

8	OPERATIONS UNTIL CLOSING	27

9	COOPERATION AND FURTHER COVENANTS	29

10	CLOSING CONDITIONS	31

11	TERMINATION	31

12	CLOSING MECHANICS	32

13	ACTIONS AFTER CLOSING; PURCHASE PRICE ADJUSTMENT	34

14	SPECIAL INDEMNIFICATIONS	36

15	WARRANTIES	38

16	SELLERS’ LIABILITY, LIMITATIONS AND CLAIMS PROCEDURE	39

17	GUARANTEE	42

18	RESTRICTIVE COVENANTS	42

19	CONFIDENTIALITY AND PUBLICATION	43

20	GOVERNING LAW AND DISPUTES	44

21	OTHER PROVISIONS	45

SCHEDULES

Schedule 1.1(a):	Accounting Policies

Schedule 1.1(b):	Annual Report

Schedule 1.1(c):	Illustrative calculations of Debt

Schedule 1.1(d):	Due Diligence Information (CD Rom of the VDR)

Schedule 1.1(e):	EBITDA

Schedule 1.1(f):	Escrow Agreement

Schedule 1.1(g):	List of Subsidiaries

Schedule 3.1(a):	Transcripts from the Danish Business Authority

Schedule 3.1(b):	Minutes of board meeting in the Company (approval of the Agreement)

Schedule 3.2(a):	Buyer’s signing documents

Schedule 3.2(b):	Buyer’s approval of the Agreement

Schedule 6.2.1:	Illustrative calculations of the EBITDA Earn Out, the Forecast Revenue Earn Out and the Outperformance Revenue Earn Out

Schedule 6.8:	The Group’s Budget Assumptions & Comments 2015-2018, dated 26-11-2014

Schedule 12.4(a):	Form of No MAC Declaration

Schedule 15.1:	Sellers’ Warranties

Schedule 19.4:	Joint press release

Schedule 21.2:	Addresses

This

SHARE SALE AND PURCHASE AGREEMENT

was concluded on 13 May 2015 between on the one side

Vækstfonden

CVR no. 16 29 46 75

Strandvejen 104A, 3.

2900 Hellerup

Denmark

(“VF”)

BKI Holding ApS

CVR no. 28 48 23 37

Ediths Allé 12, Dyrup

5220 Odense SV

Denmark

(“BKIH”)

ANBE af 2006 ApS

CVR no. 29 78 31 01

Dyrupgårdvænget 81, Dyrup

5250 Odense SV

Denmark

(“ANBE”)

Esben Østergaard

Hunderupvej 63

5000 Odense C

Denmark

(“EØ”)

Kristian Kassow

Edvard Thomasens Vej 33, 4. Th.

2300 København S

Denmark

(“KK”)

Kasper Støy

Johan Semps Gade 5, 1.

1402 København K

Denmark

(“KS”)

Clas Nylandsted Andersen

Revningevej 209

5300 Kerteminde

Denmark

(“CNA”)

Lasse Kieffer

Grønlandsgade 27, 1.

5000 Odense C

Denmark

(“LK”)

Thomas Visti Jensen

Tesdorpfsvej 15

5000 Odense C

Denmark

(“TVJ”)

Enrico Krog Iversen

Dyrupgårdvænget 81, Dyrup

5250 Odense SV

Denmark

(“EKI”)

Niels Erik Kildemoes

Falen 27B, 3. th.

5000 Odense C

Denmark

(“NEK”)

Niels Jul Jacobsen

Ulriksholmvej 27

5230 Odense M

Denmark

(“NJJ”)

(each of VF, BKIH, ANBE, EØ, KK, KS, CNA, LK, TVJ, EKI, NEK and NJJ referred to as a “Seller” and collectively the “Sellers”)

and on the other side

Teradyne Holdings Denmark ApS

CVR no. 36 73 68 79

c/o Bech-Bruun Law firm

Langelinie Allé 35

2100 Copenhagen

Denmark

(the “Buyer”)

and

Teradyne, Inc.

600 Riverpark Drive

North Reading, MA 01864

USA

(the “Guarantor”)

concerning 100% of the issued and outstanding shares in Universal Robots A/S (the “Company”).

WHEREAS, on the date hereof the Sellers have the power to cause and direct the transfer of the Shares (as defined) and desire to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Sellers, upon the terms and subject to the conditions hereinafter set forth:

1	DEFINITIONS, INTERPRETATION AND ENTIRE AGREEMENT

1.1	In the Agreement, the following words and expressions have the meanings stated below, unless the context requires otherwise.

Accelerated Earn Out Payments	as stated in clause 6.8.7.

Accounting Policies	the Company’s accounting principles, policies, practices and procedures together with the estimates and assessments all as applied by the Group and as described in Schedule 1.1(a), to the extent in accordance with Danish GAAP and accepted by the Company’s auditor, however, provided that with respect to the Company’s treatment of foreign exchange gains and losses, it has been agreed with the Company’s auditor that the Company operates during the financial year with budgeted foreign exchange rates, and on a frequent basis (not necessarily daily basis) the foreign exchange is being traded to DKK and gains and losses are treated as part of Revenues. Gains/losses from conversion of debt/receivables by year-end is as well treated as Revenues.

Accounts Date	31 December 2014.

Adjustment Amount	the difference, if any, between the Preliminary Purchase Price and the Closing Purchase Price; see clause 13.2.

Affiliate	with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition “control” when used in respect of any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

Agreement	this agreement, including all Schedules and Exhibits hereto which are hereby incorporated by reference herein.

Annual Report	the Company’s consolidated and audited annual report as of the Accounts Date, see Schedule 1.1(b).

Basket	as stated in clause 16.4.2(b).

Breach	any misrepresentation, incorrectness, incompleteness and/or breach of any of the Sellers’ Warranties.

Business Day	any day other than a Saturday or Sunday on which banks are generally open for business and not required or authorized by Law to be closed in Denmark and Massachusetts, United States of America (disregarding banking business being conducted exclusively through the Internet).

Buyer’s Knowledge	the actual knowledge that either of Eric Truebenbach, Mark Jagiela, Gregory Beecher, Charles Gray, Mark Kohalmy, Michael Callahan or Walter Vahey had on the Signing Date.

Cash	cash, cash equivalents, short term and long term marketable securities and related interest receivables as determined in accordance with the Accounting Policies, provided, that such amount shall be reduced in any event by any amounts necessary to satisfy any checks-in-transit and overdrafts of any Group Company and increased in any event by any deposits-in-transit.

Cap	as stated in clause 16.4.3.

Closing	the Parties’ fulfilment of the obligations described in clause 12.

Closing Date	the date on which Closing takes place; see clause 12.1.

Closing Memorandum	minutes of the meeting at which Closing takes place.

Closing Purchase Price	as stated in clause 5.2.

Company	Universal Robots A/S, CVR no. 29 13 80 60, a limited liability company incorporated and registered in accordance with Danish legislation.

Confidential Information	as stated in clause 19.2.

Contingent EBITDA Earn Out Bonuses	as stated in clause 7.1.

Contingent Escrow Account Bonuses	as stated in clause 7.1.

Contingent Forecast Revenue Earn Out Bonuses	as stated in clause 7.1.

Contingent Outperformance Revenue Earn Out Bonuses	as stated in clause 7.1.

Corporate Documents	the charter and other documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including its articles of incorporation or association and/or its by-laws.

Cut-Off Date	as stated in clause 11.1(a).

De Minimis Threshold	as stated in clause 16.4.2(a).

Debt

means the sum of the following items (expressed as a positive number):

(i) all liabilities for borrowed money, including all obligations evidenced by notes, bonds, debentures or similar instruments and all obligations under loans from any Seller, including, in each case, (A) all accrued and unpaid interest, costs, fees as well as (B) any prepayment penalties payable in connection with the transactions contemplated by this Agreement, regardless of whether due on the Effective Date, it being understood that, with respect to the Secured Debt, the respective accrued costs, fees and prepayment penalties in connection with the release of the Secured Debt shall equal those stated in the Pay-Off Amounts,

(ii) all liabilities under any capitalized lease, including accrued interest,

(iii) any corporate income Tax liabilities and provisions,

(iv) any residual amounts, including taxes, payable for any pre-closing dividends payable to any Person other than the Buyer or any of its Affiliates,

(v) all outstanding transaction costs, including fees and expenses of legal counsel, financial advisors and consultants and cost of establishing and maintaining the virtual data room incurred by the Group Companies, whether or not due, invoiced or billed prior to the Effective Date,

(vi) all bonuses and other transaction-related payments to be paid by the Group Companies to any director, officer, employee or consultant of the Group in connection with the transaction contemplated by this Agreement, except for (a) such bonuses and payments that have been paid before the Effective Date and (b) the Contingent EBITDA Earn Out Bonuses, Contingent Escrow Account Bonuses, Contingent Forecast Earn Out Bonuses and the Contingent Outperformance Revenue Earn Out Bonuses, and

(vii) any outstanding portions of the purchase price owed by the Company to IFU in connection with the acquisition of IFU’s shares in Universal Robots (Shanghai) Co. Ltd.

Schedule 1.1(c) sets forth, for illustrative purposes only, Sellers’ estimate of the Group’s consolidated Debt as of the Effective Date.

Disputed Matters	the items on which the Parties are unable to agree following an Objection with respect to (i) the draft Final Purchase Price Calculation as described in clause 13.2.3, (ii) the draft calculation of the EBITDA Earn Out Calculation as described in clause 6.2.4, or (iii) a Quarterly Product Revenue Statement as described in clause 6.6.

Disclosed	any written information fairly disclosed by the Sellers or on behalf of the Sellers in the Due Diligence Information or in this Agreement (the “Disclosed Information”) in a way that would allow a reasonably diligent person skilled in the field to which the information relates (e.g. business administration, accounting, regulatory, legal, etc.), given the nature and context of the disclosure, to reasonably discern the relevance of such matter, including the substance of any potential claim, loss, liability or disadvantage based on reading and analysing the said information, provided that (i) if the relevant information (or relevant elements of a subject matter) has been disclosed in the Due Diligence Information, it has been disclosed in a document or several documents contained in one or more data room folders where, based on the location of such folder or folders, as the case may be, in the data room and its labelling, such facts or circumstances could have been reasonably expected to be disclosed and (ii), if there is inconsistent information within the Disclosed Information, only the more recent facts and circumstances shall be deemed disclosed, unless it would be a reasonable assumption, in the given context of such inconsistencies, that the former facts and circumstances were still relevant.

Disclosed Information	as stated in the definition of “Disclosed”.

DKK	Danish Kroner, the valid currency of Denmark.

Due Diligence Information	the written information provided to the Buyer in the virtual data room established in connection with the transactions contemplated by this Agreement, included in Schedule 1.1(d) and any further written information provided to the Buyer between 8 May 2015 and the Signing Date.

Earn Out Payments	as stated in clause 6.1.

Earn Out Payments Cap Amount	an aggregate amount for the total Earn Out Payments of USD 65,000,000.

Earn Outs	the EBITDA Earn Out, Forecast Revenue Earn Out and Outperformance Revenue Earn Out.

EBITDA	as set forth in Schedule 1.1(e) and as determined in accordance with the Accounting Policies, but in any case excluding (a) charges related to the acquisition of the Group by the Buyer, (b) gains or losses from the sale of long-lived assets or extraordinary items not being in the ordinary course of business, (c) financial income, and (d) financial expenses.

EBITDA Earn Out	the Earn Out Payment described in clause 6.2.

EBITDA Earn Out Calculation	as stated in clause 6.2.3.

EBITDA Earn Out Period	1 January 2015 – 31 December 2015.

EBITDA Target	the Group’s budgeted consolidated EBITDA amounting to DKK 88,000,000.

EBITDA Threshold	DKK 70,400,000.

Effective Date	24:00 h on the Closing Date.

Encumbrances	as defined in Schedule 15.1.

Enterprise Value	USD 285,000,000.

Escrow Account	the account with the Escrow Agent in the joint names of the Sellers’ Representative and the Buyer.

Escrow Agent	Danske Bank A/S.

Escrow Agreement	the agreement between the Sellers’ Representative, the Buyer and the Escrow Agent relating to the operation of the Escrow Account on the agreed terms set out in Schedule 1.1(f).

Escrow Amount	an aggregate amount of USD 28,500,000.

Expert	a state authorized public accountant appointed by the Grant Thornton, Statsautoriseret Revisionspartnerselskab among its Danish partners. If Grant Thornton, Statsautoriseret Revisionspartnerselskab is unwilling to appoint the Expert among its partners, the Expert will be a state authorized public accountant otherwise agreed by Sellers’ Representative and Buyer, or, failing such agreement within 10 Business Days after Grant Thornton, Statsautoriseret Revisionspartnerselskab refused to appoint the Expert, upon request of either Sellers’ Representative or Buyer appointed by “FSR-Danish Auditors” from an internationally recognised auditing firm not having provided substantial services (substantial services for the purposes of this Agreement being understood as services involving fees of an amount equivalent to more than DKK 500,000 annually) to any of the Parties or the Group for the past 3 years, but none of Deloitte, PWC, KPMG or EY.

Final Purchase Price Calculation	as set out in clause 13.2.1.

Forecast Revenue Earn Out	as set out in clause 6.3.

Forecast Revenue Target	DKK 2,058,454,000.

Forecast Revenue Hurdle	DKK 1,646,763,200.

Forecast Revenue Period	the period running from 1 July 2015 – 31 December 2017.

Governmental Authority	any national, supranational, foreign, provincial, state, municipal or local government, governmental, regulatory or administrative authority, agency, body, branch or bureau, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

Group	the Company and the Subsidiaries.

Group Company	a company in the Group.

Group Companies	several or all of the companies in the Group.

IFU	the Investment Fund for Developing Countries, an independent self-governing fund with legal personality, established by Act of Parliament having its principal office at Fredericiagade 27, 1310 Copenhagen K, Denmark.

Interest	an annual interest rate of 2% p.a. with the calculation of interest being made on the basis of days actually elapsed and 365 days per year.

Law	any national, supranational, state, provincial, municipal or local statute, law, constitution, ordinance, code, regulation, directive, rule, order, requirement or rule of law (including common law) or code issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority or parliament.

Loss	any damage, direct loss and expense (including reasonable attorneys’ fees and other expenses in connection with any claim) suffered by the Buyer or any of its Affiliates (including the Group) in respect of a Breach, but always excluding any indirect or consequential losses including loss of profit, as further qualified in clause 16.2.1.

Material Adverse Change	any result, occurrence, fact, change, event or effect which individually or in the aggregate has a material adverse effect on the Group’s consolidated (i) revenue for the period 1 January 2015 – 31 December 2015 equal to or exceeding DKK 96,827,400 or (ii) EBITDA for the period 1 January 2015 – 31 December 2015 equal to or exceeding DKK 17,600,000, except to the extent resulting from (A) global economic conditions, (B) conditions generally affecting the Group’s industry, or (C) a substantial downturn in financial markets, provided that such event does not affect the Group as a whole in a substantially disproportionate manner.

Merger Condition	as stated in clause 10.1.

Notice	as stated in clause 21.2.

Objection	any objection of the Sellers’ Representative to the Buyer’s draft (i) Final Purchase Price Calculation, (ii) EBITDA Earn Out Calculation, or (iii) a Quarterly Product Revenue Statement.

Outperformance Revenue Earn Out	as described in clause 6.4.

Outperformance Revenue Hurdle	DKK 3,478,639,000, ref. Schedule 6.2.1.

Outperformance Revenue Period	the period running from 1 July 2015 – 31 December 2018.

Outperformance Revenue Target	DKK 3,890,329,800.

Parties	the Sellers and the Buyer.

Party	a Seller or the Buyer.

Pay-Off Amounts	such amounts in such currencies as notified under clause 12.2(b) as being the amount required, if any: (i) to discharge the indebtedness (whether or not due and payable) owed under or in connection with the Secured Debt at the Closing Date (for the avoidance of doubt, including the outstanding principal amount of any drawing and any accrued but unpaid interest thereon at the Closing Date); (ii) to release all guarantees and security in relation to the Secured Debt at the Closing Date; and (iii) to terminate the Secured Debt at the Closing Date (such amount being inclusive of any applicable break costs, prepayment or early termination fees and other related fees or fees of a similar nature), assuming such discharge, release and termination takes effect from the Closing Date.

Person	any individual, corporation, partnership, firm, joint venture, association, joint stock company, trust, incorporated or non-incorporated organisation, country, state, city, municipality, government, political subdivision, agency, authority, or instrumentality of a government or other entity.

Preliminary Purchase Price	as stated in clause 12.3.

Preliminary Purchase Price Calculation	as stated in clause 12.3.

Products	the Group’s current and future (i) product range of robots, including any of the UR3 Robot, UR5 Robot and the UR10 Robot and including any modifications or upgrades, (ii) related spare parts, (iii) maintenance services, (iv) software embedded in the robots, (v) extended warranties offerings, and (vi) training services.

Purchase Price	as stated in clause 5.1.

Quarterly Product Revenue Statement	as stated in clause 6.5.2.

Revenues	any and all revenues generated by the Company and any Subsidiaries; such Revenues for purpose of calculating the Earn Out Payments to be adjusted and determined in accordance with the principles set out in clause 6.8.

Schedule	a schedule to the Agreement.

Secured Debt	the Company’s outstanding commitments as of the Closing Date under the overdraft facility agreement with Danske Bank.

Sellers’ Bank Account	a USD client account of Accura Advokatpartnerselskab with Nordea Bank Danmark A/S, reg. no. 2191, account no. 5036344085, IBAN: DK7020005036344085 and SWIFT/BIC: NDEADKKK.

Sellers’ Knowledge	the actual knowledge that either of EKI, Klaus M. Vestergaard (CFO), EØ, Michael Bo Larsen (Head of R&D), Troels Hornsved (Supply Chain & Assembly Director), LK or Lisa Hansen had on the Signing Date.

Sellers’ Representative	as stated in clause 21.1.

Sellers’ Warranties	as described in Schedule 15.1.

Shares	the shares issued by the Company consisting of DKK 218,312 class A shares and DKK 327,803 class B shares of DKK 1 each, equal to 100% of the Company’s total issued nominal share capital of DKK 546,115.

Signing Date	the date on which the Sellers, the Buyer and the Guarantor have signed the Agreement.

SKAT	as stated in clause 13.3.2.

Subsidiaries	the companies set out in Schedule 1.1(g) and any further subsidiaries which the Company may have from time to time.

Taxes	any and all taxes and tax liabilities, whether actual or deferred or contingent, payable to or imposed by a Governmental Authority in respect of income taxes, sales and use taxes, transfer taxes, franchise taxes, value-added taxes, withholding taxes, stamp duties, customs duties, payroll taxes, social security taxes and charges, environmental taxes and property taxes and all other taxes and public duties of any kind and any fees, penalties and interest amounts relating thereto.

Title Warranties	the Warranties in clauses 2.1, 2.2, 2.3, 2.4, 3.5 and 3.6 of Schedule 15.1.

Third Party Claim	as stated in clause 16.6.1.

Third Party Rights	any type of legal charge, lien, right of first refusal, purchase option, retention of title, option or title, in each case in favour of a third Person.

USD	United States Dollar, being the valid currency of the United States of America.

Warranties	the warranties given by the Sellers or the Buyer in accordance with clause 15 and Schedule 15.1 as the case may be.

1.2	The Agreement is the result of the Parties’ negotiations, and it cannot be interpreted against a Party as a consequence of such Party having drafted one or more of the provisions of the Agreement.

1.3	The words “include”, “includes” or “including” and similar expressions mean for the purpose of this Agreement “including, but not limited to”.

1.4	Defined terms in the singular include the plural and vice versa, unless the context requires otherwise.

1.5	The table of contents and the headings of the Agreement are for guidance only and have no legal effect on the understanding or interpretation of the provisions of the Agreement.

1.6	The terms defined in this Agreement have the defined meanings when used in any Schedule, appendix, certificate or other document delivered or made available pursuant thereto.

1.7	References to a Person are also to its successors and permitted assigns.

1.8	Unless the context otherwise requires, references to any agreement shall mean such agreement as amended or modified from time to time.

1.9	References to any Law shall be as amended from time to time and shall include all rules and regulations promulgated thereunder.

1.10	Unless the context otherwise requires, references to any time shall refer to time in Denmark.

1.11	The Agreement contains the entire agreement between the Parties concerning the Buyer’s acquisition of the Shares and supersedes all previous agreements between the Parties and the Guarantor on the subject matter.

1.12	With respect to the conversion of currencies, the following shall apply:

(a)	The conversion of foreign currencies into DKK in connection with the preparation of the Preliminary Purchase Price Calculation, Final Purchase Price Calculation, the EBITDA Earn Out Calculation and the Quarterly Product Revenue Statements shall be made pursuant to the currency exchange and conversion provisions contained in the Accounting Policies.

(b)	The conversion of DKK amounts stated in the Preliminary Purchase Price Calculation and Final Purchase Price Calculation into USD for purposes of payment of the Preliminary Purchase Price and Adjustment Amount, if any, shall be calculated by applying the exchange rate as published by the Danish Central Bank (Nationalbanken) for a transaction between the two currencies in question quoted as at the close of business (in Copenhagen) on (i) the day immediately preceding the date on which the Sellers’ Representative delivers the final Preliminary Purchase Price Calculation to the Buyer with respect to the Preliminary Purchase Price, and (ii) the Closing Date with respect to the Adjustment Amount.

(c)	With respect to any Loss or other claim under any of the Sellers’ Warranties as well as any other claims pursuant to this Agreement other than claims comprised in paragraph (b) above incurred in a currency not being USD, such amount shall be raised and settled in the relevant currency of the underlying Loss.

2	PURPOSE AND BACKGROUND

At Closing the Sellers will own the Shares and wish to sell them to the Buyer, and the Buyer wishes to acquire the Shares on the terms and conditions set out in the Agreement.

3	CONCLUSION OF AGREEMENT

3.1	As of the Signing Date, the Sellers have provided the Buyer with documentation evidencing:

(a)	that the Agreement has been duly executed and delivered by duly authorized Persons who may represent the relevant Sellers that are limited liability companies; see Schedule 3.1(a); and

(b)	that the Sellers have obtained all requisite corporate approvals for the execution and delivery of this Agreement by Sellers including approval of the contemplated share sale from the Company’s board of directors pursuant to the Company’s articles of association and statements from each of the Sellers irrevocably waiving any pre-emption rights to the Shares, see Schedule 3.1(b).

3.2	As of the Signing Date, the Buyer and the Guarantor have provided the Sellers with documentation evidencing:

(a)	that the Agreement has been duly executed and delivered by Persons authorized to represent the Buyer and the Guarantor; see Schedule 3.2(a); and

(b)	that the Buyer and the Guarantor have obtained all requisite corporate approvals, including approval of their board of directors, for the execution and delivery of this Agreement by the Buyer and the Guarantor; see Schedule 3.2(b).

4	SALE AND PURCHASE OF SHARES

4.1	The Sellers agree to sell the Shares to the Buyer, free and clear of any Encumbrances and including all rights to undistributed dividends, and the Buyer agrees to acquire the Shares free and clear of any Encumbrances and including all rights to undistributed dividends from the Sellers, subject to the terms set out in the Agreement.

4.2	With effect from and after the Closing Date, the Buyer shall own all rights attaching to the Shares, including title, voting rights and the right to receive dividends.

5	PURCHASE PRICE

5.1	The purchase price for the Shares, including each element thereof, shall be calculated and paid in USD and shall be equal to the Closing Purchase Price plus the Earn Out Payments, if any (the “Purchase Price”).

5.2	The “Closing Purchase Price” shall be the Enterprise Value plus

(a)	the Cash of the Group, and less

(b)	the Debt of the Group,

in each case determined as of the Effective Date on a consolidated basis and applying the Accounting Policies as further set forth in this Agreement, provided that if the Parties agreed on any deviations from the Accounting Policies in this Agreement, such agreements shall prevail over the Accounting Policies.

5.3	The final Cash and final Debt shall be determined in accordance with the procedures set forth in clause 13.2.

6	EARN OUT

6.1	The Sellers shall be entitled to receive additional consideration with respect to the (i) EBITDA Earn Out, (ii) Forecast Revenue Earn Out, and (iii) Outperformance Revenue Earn Out (collectively referred to as the “Earn Out Payments”) payable by the Buyer, subject to certain financial performance conditions being satisfied as specified in clause 6.2 through 6.5 and 6.8.

6.2	EBITDA Earn Out

6.2.1	The Sellers shall be eligible for an Earn Out Payment of up to USD 15,000,000 depending on the Group’s consolidated EBITDA during the EBITDA Earn Out Period as illustrated in Schedule 6.2.1 and determined in accordance with the principles set forth in clause 6.8.

6.2.2	If the Group’s consolidated EBITDA for the EBITDA Earn Out Period exceeds the EBITDA Threshold, the Buyer is obliged to pay an Earn Out Payment related to the EBITDA Earn Out to the Sellers as illustrated in Schedule 6.2.1. Accordingly, the Sellers shall be entitled to a linear Earn Out Payment of USD 0.85227 for every DKK 1 consolidated EBITDA of the Group exceeding the EBITDA Threshold during the EBITDA Earn Out Period up to a maximum Earn Out Payment with respect to the EBITDA Earn Out of USD 15,000,000 if the EBITDA Target is met or exceeded.

6.2.3	The Buyer shall no later than 5 Business Days after the completion of the audit of the Group’s consolidated annual report for the EBITDA Earn Out Period by Notice to the Sellers’ Representative provide a draft calculation of the Earn Out Payment with respect to the EBITDA Earn Out (ref. clause 6.2.2) applying the provisions of clause 6 and Schedule 6.2.1 and accompanied by all relevant documentation, including the Group’s audited consolidated annual report for the EBITDA Earn Out Period (the “EBITDA Earn Out Calculation”).

6.2.4	If the Sellers’ Representative disagrees with any element of the Buyer’s draft EBITDA Earn Out Calculation, the Sellers’ Representative must give Notice of an Objection to the Buyer no later than 25 Business Days after receipt of the Buyer’s draft EBITDA Earn Out Calculation. The provisions set out in clause 13.2.4 shall apply in case the Sellers’ Representative provides a Notice of Objection to the Buyer’s draft EBITDA Earn Out Calculation.

6.2.5	Any Earn Out Payment provided for in this clause 6.2 shall be paid in cash USD to the Sellers’ Bank Account. To the extent the Buyer’s draft EBITDA Earn Out Calculation provides for an Earn Out Payment to be paid in accordance with this clause 6.2, the Buyer shall make such payment when delivering the draft EBITDA Earn Out Calculation to the Sellers’ Representative (see clause 6.2.3). Any additional Earn Out Payment including Interest, if any, shall be paid within 10 Business Days after such point in time where all Objections to the Buyer’s draft EBITDA Earn Out Calculation, if any, have been finally resolved in accordance with the provisions set out in clause 13.2.4. From the date where the Buyer delivered its calculation of the EBITDA Earn Out Calculation pursuant to clause 6.2.3 Interest shall accrue until payment has been made in full.

6.3	Forecast Revenue Earn Out

6.3.1	The Sellers shall be eligible for an additional Earn Out Payment with respect to the Forecast Revenue Earn Out of up to USD 25,000,000 depending on the consolidated Revenues of the Group during the Forecast Revenue Period as illustrated in Schedule 6.2.1. Accordingly, the Sellers shall be entitled to an additional linear Earn Out Payment of USD 0.06073 for every DKK 1 of consolidated Revenues of the Group during the Forecast Revenue Period that exceeds the Forecast Revenue Hurdle up to a maximum Earn Out Payment with respect to the Forecast Revenue Earn Out of USD 25,000,000 if the Forecast Revenue Target is met or exceeded.

6.4	Outperformance Revenue Earn Out

The Sellers shall be eligible for an additional Earn Out Payment with respect to the Outperformance Revenue Earn Out of up to USD 25,000,000 depending on the consolidated Revenues of the Group during the Outperformance Revenue Period and as illustrated in Schedule 6.2.1. Accordingly, the Sellers shall be entitled to an additional linear Earn Out Payment of USD 0.06073 for every DKK 1 consolidated Revenues of the Group during the Outperformance Revenue Period that exceeds the Outperformance Revenue Hurdle up to a maximum Earn Out Payment with respect to the Outperformance Revenue Earn Out of USD 25,000,000 if the Outperformance Revenue Target is met or exceeded.

6.5	Determination of Revenues; Quarterly Product Revenue Statements

6.5.1	The Revenues shall be determined in accordance with the principles set forth in clause 6.8.

6.5.2	Following the Closing Date, no later than 40 calendar days following the end of its fiscal quarter and 90 calendar days following the end of its fiscal year (and for the third quarter of 2015 only for the period from 1 July 2015 through the end of its third fiscal quarter), the Buyer shall by Notice to the Sellers’ Representative provide a statement setting forth the consolidated Revenues of the Group during the previous fiscal quarter of the Buyer (the “Quarterly Product Revenue Statement”). Further, a Quarterly Product Revenue Statement relating to a fourth quarter shall always be accompanied by the Group’s consolidated audited annual report for the relevant fiscal year. Such obligation to prepare Quarterly Product Revenue Statements shall expire once the Quarterly Product Revenue Statement has been prepared that follows (i) the fiscal quarter of the Buyer during which the Outperformance Revenue Target has been reached or (ii) the end of the Outperformance Revenue Period.

6.5.3	The Sellers’ Representative shall be entitled to request access to and the Buyer shall be obligated to provide the Sellers’ Representative with any underlying information and documentation reasonably required by the Sellers’ Representative in order to review the Quarterly Product Revenue Statements, including the relevant parts of the Buyer’s and the Group’s accounts and, if existing, auditor’s long form audit reports.

6.5.4

Without prejudice for any subsequent Objections made by the Sellers’ Representative, the Sellers’ Representative and a representative of the Buyer shall meet by conference call each quarter to discuss the Quarterly Product Revenue Statement and to give the Sellers’ Representative the opportunity to discuss any items concerning the conduct of the Buyer or the

Group until the lapse of the Outperformance Revenue Period. So long as EKI is an employee of the Group, EKI shall participate in the meeting and shall in good faith report on any issues concerning the conduct of the Buyer or the Group until lapse of the Outperformance Revenue Period that has or could reasonably be expected to have a material impact on the Group’s ability to achieve the EBITDA or Revenues required to achieve one or more of the Earn Outs. EKI may not, neither in these nor any other discussions, whether relating to the Earn Outs or any other issues, disclose to the other Sellers any confidential information relating to the Group, the Buyer or any of its Affiliates, except for facts and circumstances that already have been disclosed by or on behalf of the Buyer to the other Sellers or the Sellers’ Representative.

6.6	Objection to the Quarterly Product Revenue Statement

6.6.1	If the Sellers’ Representative disagrees with any element of any Quarterly Product Revenue Statement, the Sellers’ Representative must give Notice of an Objection to the Buyer no later than 25 Business Days after the Sellers’ Representative’s receipt of a Quarterly Product Revenue Statement covering the fourth quarter in a given calendar year (accompanied by the Group’s consolidated audited annual report for the relevant fiscal year), it being understood that the Sellers’ Representative may only file one Notice of Objection for each Quarterly Product Revenue Statement, provided that if the Buyer for whatever reason restates a former Quarterly Product Revenue Statement, then the Sellers’ Representative is not prevented from submitting an additional Notice of Objection concerning the period covered by the Quarterly Product Revenue Statement being restated. The Sellers’ Representative must describe in detail each Objection including, if applicable, the Sellers’ Representative’s calculation of the relevant Earn Out Payment and refer to the provisions of the Agreement that the Sellers invoke in support of their position. Unless (i) any Objection has been served on the Buyer within the time frame stipulated above and (ii) the Objection contains all such information as specified in the immediate preceding sentence, the respective Quarterly Product Revenue Statements will be final and binding on the Parties.

6.6.2	If the Sellers give Notice of an Objection in accordance with clause 6.6.1, the procedures and time frames stipulated in clause 13.2.4 shall apply mutatis mutandis with regard to determining the Revenues and Earn Out Payment relating to either the Forecast Revenue Earn Out or the Outperformance Revenue Earn Out.

6.7	Due date of Earn Out Payments relating to the Forecast Revenue Earn Out and Outperformance Revenue Earn Out

The Earn Out Payments provided for in clause 6.3 and 6.4 (Forecast Revenue Earn Out and Outperformance Revenue Earn Out, respectively) shall become due and payable in cash in USD to the Sellers’ Bank Account 3 Business Days after delivery by the Buyer of the Quarterly Product Revenue Statement following the earlier of (i) the fiscal quarter of the Buyer during which Revenues resulting in attainment of the maximum Earn Out Payment of USD 25,000,000 achievable under the Forecast Revenue Earn Out and Outperformance Revenue Earn Out, respectively, have been achieved, and (ii), as regards the Forecast Revenue Earn Out, 1 April 2018, and, as regards the Outperformance Revenue Earn Out, 1 April 2019, it being understood that, if the Sellers’ Representative gives Notice of an Objection in accordance with clause 6.6.1, the Buyer shall initially only be obliged to pay the undisputed amount to the Sellers and then subsequently, when the Revenues and the relevant Earn Out Payment have been finally determined in accordance with clause 13.2.4, the Buyer shall pay the additional Earn Out Payment including Interest, if any, to the Sellers’ Bank Account. From the relevant due date (as described above) with respect to the Forecast Revenue Earn Out and Outperformance Revenue Earn Out, as the case may be, Interest shall accrue until payment has been made in full.

6.8	Accounting Policies, Conduct of business during the Earn Out period

6.8.1	For purpose of determining the EBITDA Earn Out, the Forecast Revenue Earn Out and the Outperformance Revenue Earn Out, respectively, the relevant EBITDA and Revenues shall be determined by applying the Accounting Policies, except that, (i) when calculating the EBITDA for the purposes of the EBITDA Earn Out, the following costs shall be excluded:

a)	any costs related to the transactions contemplated by this Agreement,

b)	any management fees, overhead costs, administration contributions or similar charges charged by the Buyer or its Affiliates after the Closing Date to the Group Companies, regardless of whether such amounts have been actually paid to the Buyer or any Affiliate of Buyer or merely allocated in the accounts of any of the Group Companies,

c)	any material changes to the executive compensation plans existing on the Signing Date introduced by the Buyer or any of its Affiliates, and

d)	any operating expenses imposed on the Group by the Buyer or any Affiliate of the Buyer without the written consent of the Sellers’ Representative and that are not included in Schedule 6.8,

and (ii) that, when calculating the Revenues for purposes of determining the Forecast Revenue Earn Out and the Outperformance Revenue Earn Out,

a)	if Products are sold from a Group Company to the Buyer or an Affiliate of the Buyer that is not a Group Company (including if such sales are made to sell the Products on to third Persons), such sales to the Buyer or its Affiliates shall be deemed to have been made at the Group’s distributor list prices applicable at the time of the sale net of any standard distributor discounts and rebates (e.g. bonus),

b)	Revenues are calculated net of all types of discounts / rebates,

c)

any amounts that do not become collectible (whether due to credit memo or bad debt) will not count as Revenues and will be reduced from the Revenues calculation during the period in which such amounts become uncollectible (e.g. written-off); if such amounts turn out to be uncollectible after a Quarterly Product Revenue Statement has been delivered, including the final Quarterly Product Revenue Statement relating to the Forecast Revenue Earn Out or Outperformance Revenue Earn Out, the Buyer may make corresponding adjustments in any subsequent Quarterly Product Revenue

Statement or submit an additional Quarterly Product Revenue Statement, and the Sellers shall repay to the Buyer any Earn Out Payments that they already received with respect to such uncollectible amounts, always provided that if the Company or any Subsidiary has recovered or will be entitled to recover such amount (or any part thereof) under a trade credit insurance then an adjustment shall only be made with respect to the residual amount not being covered by the trade credit insurance, and further provided that if the Group after the Closing Date will not maintain the Group’s past practice with respect to taking out trade credit insurances, the uncollectible amounts shall be calculated as if such practice had been maintained on substantially similar terms as those in place as of the Effective Date,

d)	Revenues exclude VAT, and

e)	if any trade or commercial arrangements between a Group Company and the Buyer or any Affiliate of the Buyer (which is not already covered by clause 6.8.1(ii)(a)) has not been made on arms’ length conditions, such trade or commercial arrangements shall be deemed to have been made on arms’ length conditions and the Revenues shall be calculated accordingly.

6.8.2	If the Sellers have indemnified the Buyer or a Group Company for any Breach or any indemnification pursuant to clause 14, then for the purpose of determining the EBITDA or Revenues, any such indemnification payment shall (on a USD for USD basis or other relevant currency, as the case may be) be treated as EBITDA or Revenues, as the case may be, if and to the extent the underlying Breach or cause for indemnification resulted in a reduction of EBITDA or Revenues of any Group Company.

6.8.3	For purpose of determining any payment related to the EBITDA Earn Out, the Forecast Revenue Earn Out and the Outperformance Revenue Earn Out, respectively, if there are any discrepancies between the Accounting Policies and the provisions set out in this clause 6, the provisions in this clause 6 shall prevail.

6.8.4	During the period from the Closing Date until the earlier of (i) realization of Revenues equal to the Outperformance Revenue Target and (ii) the lapse of the Outperformance Revenue Period, the Buyer undertakes and shall cause the Group to:

a)	conduct the business of the Group as a stand-alone and separate business unit in the ordinary course consistent with past practice with a view, in good faith, to maximize the Revenues and EBITDA of the Group consistent with Schedule 6.8,

b)	use its commercially reasonable efforts to provide the resources and make the investments necessary to operate the business of the Group consistent with Schedule 6.8,

c)	not materially change the pricing or margin strategy of the Group as contemplated in Schedule 6.8,

d)	use its commercially reasonable efforts to carry out the additional staff hiring as contemplated in Schedule 6.8,

e)	not change the legal structure of the Group in a manner that will have any adverse effect on the calculation of EBITDA or Revenues for purposes of the Earn Outs, it being understood that the shares of Universal Robots USA, Inc. may in any event be transferred to the Guarantor or an Affiliate of the Guarantor established in the U.S.,

f)	generally maintain the Group’s operations as a distinct business and not integrate its business with other entities (or outsource production) in a manner that would or would reasonably be expected to negatively impact the Group’s ability to achieve the EBITDA or Revenues required for the full Earn Out Payments, and

g)	not intentionally take any action, the purpose of which is to deprive the Sellers of or materially reduce any of the Earn Out Payments,

unless, in each case above, except for paragraph g), any such measure is a reasonable response to any changes or developments in (A) the economic or competitive environment of the Group as a whole, (B) market conditions for the Group as a whole or (C) the financial, business or operating condition of the Group as a whole.

6.8.5	The Buyer shall procure that the Group is managed and operated in a commercially reasonable manner and, subject to the exceptions at the end of clause 6.8.4, consistent in all material respects with Schedule 6.8, as it may be amended from time to time in accordance with this Agreement. The Buyer may submit a request in writing to the Sellers’ Representative to consent to any measure, action or omission, including a modification to Schedule 6.8 that, without such consent, would otherwise constitute a violation of the provisions of clause 6.8.4. If the Sellers’ Representative gives its consent, no such violation shall be deemed to have occurred. The Sellers’ Representative shall in good faith provide its consent unless the Sellers’ Representative reasonably and in good faith believes that the proposed modification, measure, action or omission shall impact or potentially may impact the Group’s ability to achieve the EBITDA or Revenues required to achieve one or more of the Earn Outs.

6.8.6	As long as EKI continues to work for any Group Company, EKI shall cooperate with the Buyer to procure that the Group is managed and operated in a commercially reasonable manner and, subject to the exceptions at the end of clause 6.8.4, consistent in all material respects with Schedule 6.8, as it may be amended from time to time in accordance with this Agreement. If, in response to the Group performing during the Outperformance Earn Out Period inconsistent with Schedule 6.8, the Buyer takes actions consistent with Schedule 6.8, such actions shall not constitute non-compliance with clause 6.8.4.

6.8.7

If the Buyer or any Group Company carries out any actions or omissions that constitute a non-compliance with the provisions of clause 6.8.4 and the action or omission has or could reasonably be expected to have a material impact on the Group’s ability to achieve the EBITDA or Revenues required to achieve one or more of the Earn Outs, then the Sellers’ Representative shall without undue delay upon actual knowledge (for the avoidance of doubt meaning actual knowledge of both ANBE and VF) of the action or omission provide the Buyer with written Notice of such non-compliance. Buyer shall have 10 Business Days to correct or dispute such Notice of non-compliance. If the Buyer disputes the asserted non-compliance or the Sellers’ Representative does not accept the Buyer’s correction to the asserted non-compliance, then the Sellers’ Representative and a designated Buyer’s representative shall (i) discuss the dispute and, (ii) if the Buyer should ultimately agree that there was a non-compliance with the provisions of clause 6.8.4, discuss for purposes of calculating the relevant Earn Out in good faith any adjustments to the EBITDA or Revenues, as the case may be, generated by the Group Companies as if such non-compliance had not taken place. If the Buyer and the Sellers’ Representative are unable to reach agreement about whether there was a non-compliance with the provisions of clause 6.8.4 and/or the respective adjustment of the EBITDA or Revenues generated by the Group Companies due to such non-compliance, each of them may initiate a claim under clause 20. The subject matter of such arbitration shall be to ascertain: (i) if a non-compliance of the provisions of clause 6.8.4 has occurred, and if the arbitrators determine non-compliance has occurred;, (ii) if the non-compliance has had a material impact on the Group’s ability to achieve one or more of the Earn Outs; and if the arbitrators determine such non-compliance has had such a material impact; (iii) the amount of the Earn Outs to be accelerated (“Accelerated Earn Out Payments”), provided that such Accelerated Earn-Out Payments shall in no event exceed the Earn Out Payments Cap Amount, as set forth below:

a)	if the non-compliance occurred during the EBITDA Earn Out Period, an amount of USD 7.5 million under the EBITDA Earn Out and USD 12.5 million under the Forecast Revenue Earn Out shall become immediately accelerated and payable to the Sellers and in addition thereto if it is the arbitrators’ assessment that in the absence of such non-compliance and based on the Group’s accumulated EBITDA since 1 January 2015 and accumulated Revenues performance since 1 July 2015 it is more likely than not that the Sellers would have achieved Earn Out Payments in excess of the USD 20 million under the EBITDA Earn Out, the Forecast Revenue Earn Out and/or the Outperformance Revenue Earn Out, then such excess Earn Out Payments as determined by the arbitrators shall also become accelerated and payable to the Sellers,

b)	if the non-compliance occurred during the Forecast Revenue Earn Out Period but after lapse of the EBITDA Earn Out Period, an amount of USD 12.5 million under the Forecast Revenue Earn Out shall become immediately accelerated and payable to the Sellers and in addition thereto if it is the arbitrators’ assessment that in the absence of such non-compliance and based on the Group’s accumulated Revenues performance since 1 July 2015 it is more likely than not that the Sellers would have achieved an Earn Out Payment in excess of USD 12.5 million under the Forecast Revenue Earn Out and/or the Outperformance Revenue Earn Out, then such excess Earn Out Payments as determined by the arbitrators shall also become accelerated and payable to the Sellers,

c)	if the non-compliance occurred during the Outperformance Revenue Earn Out Period but after lapse of the Forecast Revenue Period and if it is the arbitrators’ assessment that in the absence of such non-compliance and based on the Group’s accumulated Revenues performance since 1 July 2015 it is more likely than not that the Sellers would have achieved an Earn Out Payment under the Outperformance Revenue Earn Out, then all or a part of the Outperformance Revenue Earn Out as determined by the arbitrators shall become accelerated and payable to the Sellers.

6.8.8	After the lapse of each of the EBITDA Earn Out Period, Forecast Revenue Earn Out Period or Outperformance Revenue Period, respectively, and notwithstanding any Accelerated Earn Out Payments pursuant to clause 6.8.7, to the extent that the Group has achieved EBITDA and/or Revenues under the applicable Earn Out, the Buyer shall make any required Earn Out Payment as provided in this Agreement, however, deducting any Accelerated Earn Out Payments already determined and paid pursuant to clause 6.8.7. Any rights set forth in clause 6.8.7 and 6.8.8 shall be the only remedies of the Sellers in case of any non-compliance of the Buyer with the provisions of clause 6.8.4.

6.9	Acceleration of Earn Out Payments

If the Buyer completes a sale or transfer of the Company or the Group to a third Person during the EBITDA Earn Out Period, the Forecast Revenue Earn Out Period or the Outperformance Revenue Earn Out Period, including any sale or transfer of the Group’s material assets, then (a) the maximum Earn Out Payments achievable under any of the EBITDA Earn Out (if the sale or transfer occurs within the EBITDA Earn Out Period) and the Forecast Revenue Earn Out (if the sale or transfer occurs within the the EBITDA Earn Out Period or the Forecast Earn Out Period) shall be accelerated, less the aggregate amount of any payment previously made under the applicable Earn Out, and become due and payable to the Sellers’ Bank Account no later than 10 Business Days after the Sellers’ Representative’s Notice to the Buyer to this effect and (b) specifically with regard to the Outperformance Revenue Earn Out, the Buyer undertakes to procure that such third Person purchaser shall assume any and all obligations of the Buyer under this Agreement with respect to the Outperformance Revenue Earn Out. This clause 6.9 shall be the sole remedy of the Sellers with respect to a sale or transfer of the Company or the Group during the Outperformance Revenue Earn Out Period.

6.10	Capitalized Value of Earn Out Payments

In respect of section 12 B of the Danish Tax Assessment Act (Ligningsloven) the Parties have agreed that the capitalized value of the Earn Out Payments amounts to USD 35,000,000.

7	CONTINGENT BONUS OBLIGATIONS

7.1

Subject to certain conditions as set out in their respective bonus agreements as Disclosed in an email from Sellers’ counsel to Buyer’s counsel sent on 12 May 2015 and as illustrated in the bonus calculations also sent by email from Sellers’ counsel to Buyer’s counsel on 12 May 2015, each of Klaus Vestergaard, Lisbet Thyge Frandsen, Helle Priess, Tim Rowley and Liselotte Frellsen may be entitled to receive certain bonus payments from the Company. The Parties have agreed that the bonus payments becoming payable upon Closing shall be treated as Debt and deducted from the Closing Purchase Price, whereas any bonus payments which may materialize and become payable by the Company due to (i) satisfaction of the EBITDA Earn Out or any part thereof (“Contingent EBITDA Earn Out Bonuses”), (ii) satisfaction of the Forecast Revenue Earn Out or any part thereof (“Contingent Forecast Revenue Earn Out Bonuses”), (iii) satisfaction of the Outperformance Revenue Earn Out or any part thereof (“Contingent Outperformance Revenue Earn Out Bonuses”), or (iv) release of any outstanding amount of the Escrow Amount after the escrow period has lapsed (“Contingent Escrow Account Bonuses”), such bonus payments shall be set-off by the Buyer on a USD for USD basis in the (a) Earn Out Payment related to EBITDA Earn Out (with respect to any Contingent EBITDA Earn Out Bonuses), (b) the Earn Out Payment related to Forecast Revenue Earn Out (with respect to any Contingent Forecast Revenue Earn Out Bonus), (c) the Earn Out Payment related to Outperformance Revenue Earn Out (with respect to any Contingent Outperformance Revenue Earn Out Bonus) and (d) the amount, if any, to be released from the Escrow Account after lapse of the Escrow Agreement (with respect to any Contingent Escrow Account Bonuses).

8	OPERATIONS UNTIL CLOSING

8.1	From the Signing Date until Closing, except as required by the transactions contemplated by this Agreement, Schedule 6.8, or with the Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), the Sellers will procure that the Group continues to operate in the ordinary course of business in accordance with past practice and that each Group Company:

(a)	does not change its Corporate Documents, unless such change is required by applicable Law;

(b)	does not issue any of its equity securities or other securities of any nature convertible into its equity securities;

(c)	does not create, grant or issue any right to subscribe for or acquire any of its equity securities;

(d)	does not grant any mortgage, charge or other security over any of its assets or give or agree to give any material guarantee or indemnity, except for guarantees and indemnities given in the ordinary course of business;

(e)	does not acquire by merger or consolidation with, purchase equity interests of or purchase substantially all of the assets of, or otherwise acquire, any business, or make any investment in, any Person or merge or consolidate with any Person;

(f)	maintains the Group’s insurance policies on the existing terms and conditions;

(g)	does not make any material change to the Accounting Policies;

(h)	does not amend in any material way, or terminate, any contract which is material to the Group as a whole and, in particular, none of the Material Agreements (as defined in Schedule 15.1);

(i)	does not enter into any agreements relating to the borrowing of money;

(j)	does not make any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions, or investments by the Company or any of the Subsidiaries to any Subsidiary;

(k)	does not make inventory purchases outside the ordinary course;

(l)	does not make any capital expenditures in excess of USD 25,000 in the aggregate that are payable after the Closing Date;

(m)	makes capital and operating expenditures if and when required in the ordinary course consistent with past practice and as contemplated Schedule 6.8 and does not delay any such capital or operating expenditures to a period after the Closing Date;

(n)	does not take any other actions the purpose of which is to increase the Cash of the Group Companies as of the Effective Date or to otherwise artificially increase the Closing Purchase Price;

(o)	does not make any change in the terms of employment of any director, officer or Key Employee of the Group (as defined in Schedule 15.1);

(p)	other than in accordance with agreements in existence on the date hereof, collective bargaining arrangements in existence on the date hereof or in accordance with prior practice;

(q)	complies with and fulfils any obligations pursuant to applicable Laws, collective bargaining agreements etc. to inform and/or negotiate with trade unions, any employee representative bodies and/or its employees, with respect to the transactions contemplated by this Agreement;

(r)	does not make or change any material Tax election, change any annual Tax accounting period or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(s)	does not institute any material litigation, arbitration or settle or waive any material claim or right other than (i) in relation to the collection of trade debts, (ii) in the ordinary course of business, or (iii) as instructed by its insurance providers;

(t)	complies with the share purchase agreement between IFU and the Company regarding the acquisition of IFU’s shares in Universal Robots (Shanghai) Co. Ltd. and takes all actions necessary in order to give effect to the share transfers contemplated thereunder, in particular in order to obtain all public approvals required in connection with such share transfer; and

(u)	does not agree or commit to do or, as the case may be, not to do any of the foregoing.

9	COOPERATION AND FURTHER COVENANTS

9.1	General Cooperation

9.1.1	Subject to the terms and conditions of this Agreement, the Buyer and the Sellers and their respective Affiliates shall use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the transactions contemplated by this Agreement. The Sellers and the Buyer agree to execute and deliver, and to cause their respective Affiliates to execute and deliver, such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer ownership of the Shares.

9.1.2	To the extent legally permissible under applicable Law, after the Signing Date, the Parties shall coordinate with each other and use commercially reasonable efforts to negotiate master supply agreements or amendments, which include customary supplier protections, with certain sole source suppliers to the Group.

9.2	Press Releases

9.2.1	Subject to clause 19, between the Signing Date and the Closing Date, the Sellers shall not, and shall procure that the Group Companies will not, issue any press releases regarding the products or the business of the Group Companies without the Buyer’s prior written consent, which shall not be unreasonably withheld. Any such press releases shall be deemed approved if the Buyer does not explicitly object to such press release within 3 Business Days after having received an English language draft of such press release.

9.3	German Merger Control Filing

9.3.1	In furtherance and not in limitation of the foregoing, promptly after the Signing Date and in any event no later than 3 Business Days after the Signing Date, the Buyer shall file the notification required to be filed by it to the German Federal Cartel Office in relation to the transactions contemplated by this Agreement and expedite all other submissions and rendering of information requested or required by the German Federal Cartel Office in furtherance thereof.

9.3.2	Without prejudice to clause 9.3.3, the Buyer shall take all action reasonably requested by the Sellers and the Sellers shall take (and the Sellers shall procure that the Group Companies will take) all actions reasonably requested by the Buyer to assist the Parties in satisfying the condition described in clause 10.1. To this end the Buyer and the Sellers and their respective legal advisors shall work together and—to the extent legally permissible—share all information relevant for the notification procedure to the German Federal Cartel Office, including draft notifications prior to submission to the authority, and for this purpose the Buyer shall only be obligated to share commercially sensitive information regarding its operations with the Sellers’ counsel (on a counsel to counsel basis).

9.3.3	If any objections are asserted with respect to the transactions contemplated under this Agreement by the German Federal Cartel Office, each of the Sellers and the Buyer shall, and shall cause its controlled Affiliates to, use its best reasonable efforts to promptly resolve such objections. Such efforts shall include entering into any settlement, undertaking, consent decree, stipulation or agreement or agreeing to any order regarding antitrust or competition matters in connection with any objections of the German Federal Cartel Office to the transactions contemplated hereby; unless such settlement, undertaking, consent decree, stipulation or agreement results in any unreasonable economic burden for any Group Company, the Buyer or any of the Buyer’s Affiliates.

9.4	Access to Information

9.4.1	From the date hereof until the Closing Date, the Sellers will, to the extent consistent with applicable Law, (i) give, and will cause each Group Company to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Group, and (ii) furnish, and will cause the Group to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Group as such Persons may reasonably request, in each case to the extent reasonable required in connection with the transactions contemplated hereby and their implementation post Closing. Any access pursuant to this clause shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Sellers or a Group Company. The Buyer shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing. Notwithstanding the foregoing, the Buyer shall not have access to personnel records of the Group relating to individual performance or evaluation records, medical histories or other information which in Sellers’ good faith opinion is sensitive or the disclosure of which could subject a Group Company to risk of liability.

9.4.2	On and after the Closing Date, the Buyer will afford promptly to the Sellers and their professional advisors reasonable access to the Group Companies’ books of account, financial and other records (including auditor’s work papers), employees and auditors to the extent necessary for the Sellers in connection with any third Person (i.e., not the Buyer or any of Buyer’s Affiliates) audit, investigation, dispute or litigation relating to a Group Company; provided that any such access by the Sellers shall not unreasonably interfere with the conduct of the business of the Group. The Sellers shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

9.5	Waiver of Claims

9.5.1	Each Seller (including on behalf of its Affiliates and closely related Persons) hereby irrevocably waives any claims it or they may have against any Group Company as of the Closing Date, except for ordinary outstanding claims for board of directors’ fees, salary, bonus and similar payments arising out of the employment agreements and consultancy agreements, if applicable. Notwithstanding the preceding sentence, any waiver by VF shall not be considered a waiver of any rights pursuant to the surety (Vækstkaution) provided by VF for the benefit of the Company.

9.6	Share Transfers India

9.6.1	Following the Closing Date, EKI and the Buyer shall take all actions and make all declarations required in order to promptly sell and transfer the shares of EKI in Universal Robots (India) Private Limited to the Buyer. The consideration for the sale and transfer of such shares shall equal their nominal value. The Buyer shall bear any and all costs to complete the aforementioned share transfer and the Buyer shall indemnify and hold harmless EKI against any and all claims of whatever nature arising out of or related to the holding of the shares in Universal Robots (India) Private Limited after the Closing Date and until the share transfer has been completed.

10	CLOSING CONDITIONS

10.1	Subject to clauses 10.2 and 11, the obligations of each Party to complete the Closing are subject only to the fulfilment of the condition that the German Federal Cartel Office has approved the transactions contemplated by this Agreement or that, after the Buyer made the filing pursuant to clause 9.3, a relevant waiting period expired so that the transactions contemplated by this Agreement are deemed to have been approved (the “Merger Condition”).

10.2	In addition to the Merger Condition, the obligation of the Buyer to complete the Closing is subject to the condition that no Material Adverse Change shall have occurred after the Signing Date. The Buyer may waive this condition in its sole discretion.

11	TERMINATION

11.1	Subject to clause 11.2 below, the Agreement may be terminated prior to Closing only:

(a)	by either the Sellers’ Representative on behalf of all Sellers or by the Buyer on its own behalf and on behalf of the Guarantor, if the Merger Condition has not been satisfied within 3 months after the Signing Date (the “Cut-Off Date”);

(b)	by the Parties’ written agreement; and

(c)	by either the Sellers’ Representative on behalf of all Sellers or by the Buyer on its own behalf and on behalf of the Guarantor by the non-breaching Party in the circumstances set out in clause 12.7.

provided that neither the Sellers’ Representative nor the Buyer shall be entitled to terminate this Agreement if the failure to consummate the Closing prior to the Cut-Off Date resulted primarily from the failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement by any of the Sellers, in case of a termination by the Sellers’ Representatives, or by the Buyer or the Guarantor, in case of a termination by the Buyer.

11.2	In addition to any termination rights set forth in clause 11.1, the Buyer may, on its own behalf and on behalf of the Guarantor, terminate this Agreement if between the Signing Date and the Closing Date a Material Adverse Change occurred or became known to the Buyer. Such termination right of the Buyer shall expire once it has performed all of its obligations under clause 12.5.

11.3	In case of termination of the Agreement in accordance with clause 11.1 or 11.2, no Party shall have any claim against the other Party in respect of this Agreement other than for breach existing at the time of termination. Notwithstanding the termination of this Agreement, the provisions of clauses 19, 20 and 21 shall remain in force between the Parties.

12	CLOSING MECHANICS

12.1	Closing shall, unless otherwise agreed by the Parties, take place at the offices of Accura Advokat partnerselskab, Tuborg Boulevard 1, DK-2900 Hellerup, Denmark, on 1 June 2015, at 10:00am subject to the Merger Condition having been fulfilled or waived no later than 5 Business Days prior to that date. If the condition has not been fulfilled or waived prior to that date, Closing must instead take place on the date which is 5 Business Days after the Merger Condition has been fulfilled or waived, or such other date as mutually agreed by the Parties.

12.2	No later than 4 Business Days prior to the Closing Date, the Sellers’ Representative must deliver to the Buyer:

(a)	a draft Closing Memorandum; and

(b)	a certificate from Danske Bank A/S stating (i) the amounts and currency required to effect full prepayment of the Pay-Off Amounts, and (ii) all payee account details as will be required by the Buyer to effect payment of the Pay-Off Amounts in accordance with clause 12.5(b) and, in a form acceptable to the Buyer acting reasonably, confirming finally and irrevocably and with binding effect for Danske Bank A/S, that (iii) subject to performance of the payment instructions as set out in the certificate all Third Party Rights in respect of the Secured Debt shall be deemed to be fully and finally discharged and released.

12.3	No later than 4 Business Days prior to the Closing Date, the Sellers’ Representative must deliver to the Buyer a good faith estimate of the consolidated Cash and consolidated Debt of the Group as of the Effective Date, each determined in accordance with the principles set forth in clause 5.2 (the “Preliminary Purchase Price Calculation”). The Buyer may review and discuss the Preliminary Purchase Price Calculation with the Sellers’ Representative within 2 Business Days following delivery of the Preliminary Purchase Price Calculation. The Sellers’ Representative shall provide to the Buyer all information and data reasonably requested by the Buyer for such review. The Sellers’ Representative shall consider any comments of the Buyer regarding the Preliminary Purchase Price Calculation in good faith and, at the latest on the 2nd Business Day before the Closing Date, notify the Buyer of its final good faith estimate of the Closing Purchase Price (the “Preliminary Purchase Price”);

12.4	At Closing, the Sellers’ Representative must deliver the following documents:

(a)	a statement in the form attached as Schedule 12.4(a) signed by the Sellers’ Representative on the Closing Date on behalf of the Sellers and confirming that to the knowledge of the Sellers no Material Adverse Change occurred after the Signing Date;

(b)	the Company’s original register of shareholders evidencing that the Buyer is entered as the owner of the Shares free from any Third Party Rights;

(c)	letters of resignation from each member of the board of directors of the Company;

(d)	the Escrow Agreement duly executed by the Sellers;

(e)	a final version of the Closing Memorandum executed on behalf of the Sellers; and

(f)	evidence of the authority of the individual(s) signing the Closing Memorandum on behalf of the Sellers.

12.5	At Closing, the Buyer must take the following actions and deliver the following documents:

(a)	transfer the Preliminary Purchase Price less the Escrow Amount into the Sellers’ Bank Account in immediately available cash funds in USD, as evidenced by confirmation from the Sellers’ Bank Account that the payment has been received, such payment being a sufficient discharge of the Buyer’s liability for such sum owed to the Sellers and accordingly the Buyer shall not be concerned to see the application thereof between the Sellers;

(b)	transfer the Pay-Off Amounts into the accounts notified by the Sellers to the Buyer pursuant to clause 12.2(b) in immediately available funds;

(c)	transfer the Escrow Amount into the Escrow Account in immediately available funds;

(d)	the Escrow Agreement duly executed by the Buyer;

(e)	a final version of the Closing Memorandum executed on behalf of the Buyer; and

(f)	evidence of the authority of the individual(s) signing the Closing Memorandum on behalf of the Buyer.

12.6	The actions taken under clauses 12.4 and 12.5 will be considered to have been taken simultaneously, and none of the actions taken by one Party will be considered to have been taken until the actions to be taken by the other Party have also been taken. In connection with the completion of Closing, the Parties must approve and sign the Closing Memorandum.

12.7	If either a Seller or the Buyer fails to fulfil any of its obligations at Closing under clauses 12.4 and 12.5 such failure will be considered as a breach of this Agreement to the effect that (i) the Sellers’ Representative on behalf of all Sellers in case of a breach by the Buyer, (ii) or the Buyer on its own behalf and behalf of the Guarantor in case of a breach by a Seller, will become entitled

(a)	to terminate the Agreement with immediate effect; and

(b)	to be indemnified against its loss from the Party in breach (without application of the limitations stated in clause 16).

13	ACTIONS AFTER CLOSING; PURCHASE PRICE ADJUSTMENT

13.1	Notification of Resignations and Directors and Officers liability insurance.

13.1.1	The Buyer undertakes to, or cause the relevant Group Company to, notify the Danish Business Authority no later than 2 Business Days after the Closing Date and for similar relevant foreign public authorities and registers, if any, no later than 20 Business Days after the Closing Date about the retirement of board members in accordance with clause 12.4(c) and pending the de-registrations of such board members, the Buyer shall indemnify and hold harmless such individuals against any and all claims of whatever nature arising out of the operations of the Group after the Closing Date. The Buyer undertakes promptly to provide the Sellers’ Representative with evidence of such completed de-registrations.

13.1.2	The Buyer undertakes to procure that the Company’s existing Directors and Officers liability insurance is maintained on unchanged terms and coverage through a run-off coverage for claims made for a period of 5 years following the Closing Date against any of the individuals covered by the Directors and Officers liability insurance as of the date hereof.

13.2	Purchase Price Adjustment.

13.2.1	No later than 40 calendar days after the Closing Date, the Buyer must provide the Sellers’ Representative with a draft calculation of the consolidated Cash and Debt of the Group as of the Effective Date, each determined in accordance with the Accounting Policies (however subject to clause 5.2), as well as the resulting Adjustment Amount, if any, and the final Closing Purchase Price (the “Final Purchase Price Calculation”).

13.2.2	If the Sellers’ Representative does not notify the Buyer of an Objection to the Final Purchase Price Calculation in accordance with the procedures of clause 13.2.3 it will be final and binding on the Parties and the Adjustment Amount payable, if any, and by which Party, shall be determined by reference to such Final Purchase Price Calculation.

13.2.3

Following delivery of the Final Purchase Price Calculation to the Sellers’ Representative, the Sellers’ Representative may review the Final Purchase Price Calculation and the Buyer must procure that the Group makes available and gives the Sellers’ Representative and its advisors access during usual business hours and upon reasonable notice to all necessary information and relevant employees within the Group as well as to the Group Companies’ auditors to enable the Sellers’ Representative to review the Final Purchase Price Calculation within the timeframe set forth herein. If the Sellers’ Representative disagrees with any element of the Buyer’s draft of the Final Purchase Price Calculation, the Sellers’ Representative must give Notice of an Objection to the Buyer no later than 25 Business Days after delivery of the Buyer’s draft of the Final Purchase Price Calculation. The Sellers’ Representative must describe in reasonable detail the Objections, include the Sellers’ Representative’s calculation of the Final Purchase Price Calculation and refer to the provisions of the Agreement that the Sellers’ Representative invokes in support of its position, including which adjustments to the Adjustment Amount, if any, the Sellers’ Representative requests. Unless (i) any Objection has been served on the Buyer within the time frame stipulated above and (ii) the Objection contains all such information as specified in the immediate preceding sentence, the draft Final Purchase Price Calculation prepared by the Buyer will be final and binding on the Parties.

13.2.4	If the Sellers’ Representative gives Notice of an Objection in accordance with clause 13.2.3, the Sellers’ Representative and the Buyer must attempt to reach an agreement on the Objections no later than 15 Business Days after the Buyer’s receipt of the Objection. If the Sellers’ Representative and the Buyer are unable to reach an agreement within this time limit, either the Sellers’ Representative or the Buyer may demand that the Disputed Matters be referred to the Expert.

(a)	The Expert will resolve the Disputed Matters by determining the proper value of the items which are subject of the Disputed Matters in accordance with the Agreement, including clause 5. The Parties shall make available to the Expert such information and documentation as reasonably requested by the Expert in order to resolve the Disputed Matters. The Expert’s decision on the Disputed Matters must be within the range of the values proposed for such Disputed Matter by the Buyer and the Sellers’ Representative. If the determination of the Disputed Matters depends on an accounting estimate, the Expert must make an independent estimate on the basis of what he considers to be fair and reasonable under the Agreement and consistent with the Accounting Policies (however subject to clause 5.2). If his independent determination is outside the range proposed by the Sellers’ Representative and the Buyer, his determination will be deemed to be equal to the value proposed by the Sellers’ Representative or the Buyer depending whose proposed value was closest to such determination. Upon determination of the Disputed Matters, the Expert will prepare a Final Purchase Price Calculation implementing his determination on the Disputed Matters (but without making any changes to any elements of the Final Purchase Price Calculation which were not Disputed Matters).

(b)	The Final Purchase Price Calculation prepared by the Expert, taking into account any agreements on Objections reached by the Sellers’ Representative and the Buyer, will be final and binding on the Parties, and it can only be challenged in accordance with clause 20 in the event of fraudulent acts or obvious errors. The Adjustment Amount payable, if any, shall be determined by reference to such Final Purchase Price Calculation or, if no Disputed Matters had to be referred to the Expert, by reference to such other Final Purchase Price Calculation agreed between the Sellers’ Representative and the Buyer or which became final and binding in accordance with clause 13.2.2.

(c)	The Expert will make decisions as to the apportionment of his fees and other costs between the Parties, taking into account the amount by which each Party’s calculation of the Closing Purchase Price deviated from the Closing Purchase Price determined by him.

13.2.5	No later than 5 Business Days after the Final Purchase Price Calculation has become final and binding on the Parties in accordance with this clause 13.2, the Adjustment Amount (together with the Interest accrued on the Adjustment Amount from the Closing Date through the date of payment) must be paid in immediately available funds by the Sellers to the Buyer, it being understood that the Buyer may, but is not obligated to, to withdraw such Adjustment Amount from the Escrow Account, or by the Buyer to the Sellers’ Bank Account, as applicable.

13.3	Joint Taxation

13.3.1	The Company is presently not subject to mandatory tax consolidation pursuant to Section 31 of the Danish Company Tax Act. When the Buyer as of the Closing Date commences to control the Company for the purpose of Section 31 of the Danish Company Tax Act, the Company will be jointly taxed with the Buyer and an existing Danish subsidiary of the Buyer’s Dutch parent company.

13.3.2	The Buyer will procure that notice is given to the Danish tax authorities (“SKAT”) of the Company’s commencement of joint taxation with the Buyer and the existing Danish subsidiary of the Buyer’s Dutch parent company per the Closing Date. The notice will be submitted to SKAT no later than 30 Business Days after the Closing Date.

14	SPECIAL INDEMNIFICATIONS

14.1	Tax Indemnity

14.1.1	Notwithstanding any other provisions of this Agreement, the Sellers undertake—to the extent not fully provided for in the Final Purchase Price Calculation—to indemnify and hold harmless the Buyer or, at the Buyer’s election, the respective Group Companies, on a USD for USD basis, from and against any Tax claims, including any losses and costs (including fees of external advisers, penalties, interests etc.) incurred by any Group Company as a result of or in connection with any liability for Taxes relating to any period until the Effective Date that are payable by any Group Company after the Effective Date. With respect to fiscal years and/or accounting periods beginning before the Effective Date and ending after the Effective Date, the portion of Taxes related to the time period until the Effective Date shall be deemed equal to the amount which would have to be assessed by the competent Tax authority if the Effective Date was the end of the respective business year and/or accounting period of the relevant Group Company. Notwithstanding the aforementioned, the Sellers shall not be liable in respect of any claim pursuant to this clause 14.1.1 to the extent that Taxes arise or are increased by reason of (i) any change after the Effective Date in the bases, methods or policies of Tax accounting of the Buyer, the Company or any Group Company other than in the ordinary course of business as conducted at the Effective Date, or (ii) any Tax claim occurring due to or otherwise as a result of the joint taxation with Buyer or Buyer’s Affiliates as further described in clause 13.3 which would not have occurred without such joint taxation. To the extent that the Sellers can reasonably demonstrate that an actual Tax relief is available to the Buyer or any Group Company in relation to the Tax claim in question, the Buyer shall reimburse such actual Tax relief when it is received by the respective Group Company.

14.1.2	Any payment under clause 14.1.1 above shall be due and payable by the Sellers from the Escrow Account and if such payment is made after release of the Escrow Account only then directly from the Sellers within 15 Business Days after the Sellers’ Representative has been notified in writing by the Buyer about the payment obligation and the corresponding payment date pursuant to this Agreement and has received a copy of the relevant Tax assessment notice or Tax return, but in no event earlier than 5 Business Days before the relevant Tax to be indemnified is due and payable to the Tax authority. If any Tax for which indemnification is sought under clause 14.1.1 is contested, the payment of such Tax by the Sellers shall be due 5 Business Days after such Tax has been finally and bindingly determined by the relevant Tax authority or court of proper jurisdiction, provided that the Tax authority has suspended payment of such Tax until such Tax becomes final and binding. If the Tax authority did not suspend payment of such Tax, the Sellers shall make respective advance indemnification payments to the Buyer. If the final amount to be indemnified for such Tax is lower than the advance indemnification payment made by the Sellers, the Buyer shall reimburse the difference to Sellers, including all interest received thereon from the respective Tax authority, if any.

14.1.3	Any claims under clause 14.1.1 shall become time-barred 3 months after the underlying Tax has been finally and bindingly determined.

14.1.4	Any costs and payments of the Group Companies relating to the Closing, including for exit bonuses, shall for purposes of this clause 14.1 be attributed to the time period before the Closing.

14.2	Product Indemnification

14.2.1	Notwithstanding any other provisions of this Agreement, the Sellers shall indemnify and hold harmless the Buyer or, at the Buyer’s election, the respective Group Companies, on a USD for USD basis, from and against any cost incurred by any Group Company as a result of customer complaints in connection with the read head magnetic encoder misalignment failure issue on robots shipped between 1 September 2014 and 31 March 2015, whereby a plastic bracket potentially could cause a sensor misalignment that could result in a robot stop and where such failure results in a product retrofit within the period from the Closing Date and the date falling 18 months after of the Closing Date. Claims pursuant to this clause 14.2.1 shall be subject to the limitations in clauses 16.4.2 and 16.4.3.

14.3	Limitations

14.3.1	Subject to the last sentence of clause 14.2.1, none of the limitations in clause 15 or 16 shall apply to this clause 14, however, the Sellers’ aggregated liability pursuant to this clause 14 together with liability for any other Losses due to a Breach of the Sellers’ Warranties shall in no event exceed the Cap and the Sellers’ liability pursuant to this clause 14 shall always be several and not joint. Notwithstanding anything to the contrary in this clause 14.3 and for the avoidance of doubt, any amount for which the Sellers have indemnified the Buyer or a Group Company pursuant to clause 14.1 shall not be included in the Basket pursuant to clause 16.4.2(b).

15	WARRANTIES

15.1	Sellers’ Warranties.

15.1.1	The Sellers have made the Warranties stated in Schedule 15.1 to the Buyer, such Warranties being (i) the only representations or warranties given by the Sellers, and (ii) made as of the Signing Date and to be deemed repeated as of the Closing Date unless such Warranty expressly is made as of the Signing Date only. The Buyer acknowledges that it is not relying on any express or implied representations or warranties whatsoever, except as expressly set forth in this Agreement and further acknowledges that the Sellers make no representation or warranty whatsoever with respect to any projections, estimates, forecasts or budgets delivered to or made available to the Buyer or its representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Group or the future business and operations of the Group.

15.1.2	Except with respect to Breaches of the Title Warranties, the Sellers are not liable for any Breach of the Sellers’ Warranties to the extent it is within the Buyer’s Knowledge that the Sellers’ Warranties were incorrect, incomplete or misleading or to the extent matters rendering any of the Sellers’ Warranties incorrect, incomplete or misleading have been Disclosed to the Buyer before the Buyer and the Guarantor have signed this Agreement.

15.2	Buyer’s Warranties

The Buyer has made the following Warranties to the Sellers as of the Signing Date and as of the Closing Date:

(a)	The Buyer is a corporation duly organized and validly existing under the laws of the Denmark and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

(b)	The execution and delivery by the Buyer of this Agreement, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the transactions contemplated hereby have all been duly authorized by all requisite action on the part of the Buyer.

(c)	This Agreement has been duly executed and delivered by the Buyer and this Agreement constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(d)	No consent of any shareholder, board of directors or any other Person or body is required in connection with the execution, delivery and performance by the Buyer of the Agreement.

(e)	Except as may be required under any merger control Laws, the execution, delivery and performance by the Buyer of this Agreement does not and will not (i) violate, conflict with or result in the breach of the Buyer’s Corporate Documents, (ii) violate or conflict with or require consent or notification under any, judgment, court order or other decision made by a court, arbitration tribunal or public authority against or binding upon the Buyer, (iii) conflict with or constitute a violation of or require consent or notification under any law or regulation applicable to the Buyer, or (iv) conflict with or result in breach of or require consent or notification under any agreement to which the Buyer is a party, except for any such agreements in respect of which a breach will not adversely affect the Buyer’s ability to perform any of its obligations under and to consummate the transactions contemplated, by this Agreement.

(f)	The Buyer is not a party to any dispute before a court, arbitration tribunal or public authority which may prevent or delay Closing if the Buyer is unsuccessful in such dispute.

15.3	Buyer’s due diligence

15.3.1	The Buyer has, prior to the execution of this Agreement, conducted its own independent investigation, review and analysis of the Group’s business, assets, liabilities, results of operation, financial condition, software, technology, intellectual property rights and prospects, including through review of the Due Diligence Information as set out in Schedule 1.1(d).

16	SELLERS’ LIABILITY, LIMITATIONS AND CLAIMS PROCEDURE

16.1	Survival; Liability for Breach

In the event of any Breach by the Sellers, the Sellers must indemnify and hold the Buyer harmless against and from any Loss in accordance with the general rules of Danish law, subject to the limitations stated in this clause 16; provided that the Sellers shall be entitled to remedy a Breach within 20 Business Days (if capable of being cured) after receipt of the Buyer’s Notice of the claim, and the claim and the Breach will cease to exist if and to the extent the Sellers effectively remedy the Breach and its financial consequences for the Buyer and the Group before expiry of this deadline.

16.2	Calculation of Loss

16.2.1	Notwithstanding anything herein to the contrary, the Sellers shall not be liable for any Loss which has been included in calculation of the Final Purchase Price Calculation. The Buyer’s Loss shall be calculated as the Buyer’s or respective Group Company’s direct loss on a USD 1 for USD 1 basis without regard to any methods of calculation (P/E, EBITDA multiple or similar method) used for the determination of the Enterprise Value.

16.2.2	When calculating a Loss, the Buyer must take into account any amount and any similar financial benefit that the Buyer or a Group Company has effectively received or which the Sellers can reasonably demonstrate that the Buyer is entitled to receive from a third party as a result of the Breach or the Loss, and any such amount and benefit must be set off against the Buyer’s claim, including (i) any net tax benefit that the Buyer or a Group Company is entitled to receive as a result of such Breach or Loss and (ii) any insurance payment or benefit that the Buyer or a Group Company has effectively received or is entitled to receive in respect of such Loss (or would have been entitled to receive under the insurance policies in place at the Closing Date).

16.2.3	For the avoidance of doubt, the Buyer shall not be entitled to indemnification or other restitution more than once in respect of the same Loss (no double counting).

16.3	Mitigation

The Buyer is required to mitigate any Loss in accordance with the general rules of Danish law. In furtherance of the foregoing, Buyer undertakes and agrees to use reasonable efforts to recover from a third party any Loss for which an indemnity payment hereunder may be due. If the Buyer receives payment from a third party in respect of a Loss subsequent to an indemnification payment by Sellers against which the Sellers have already indemnified the Buyer, the Buyer shall promptly reimburse the Sellers up to the amount paid by the Sellers in indemnification hereunder.

16.4	Limitations

16.4.1	The Sellers shall have no obligation to indemnify the Buyer in respect of any Loss in respect of a Breach if the Buyer fails to give Notice (in accordance with clause 16.5) of the claim to the Sellers’ Representative:

(a)	no later than on the day falling 18 months after the Closing Date, 11:59 pm CET; and

(b)	no later than 30 Business Days after the Buyer has become aware of the events or circumstances giving rise to a claim.

16.4.2	The Sellers shall have no obligation to indemnify the Buyer in respect of any Loss caused by a Breach of the any of the Warranties unless;

(a)	the amount of such Loss arising from a single Breach or series of related Breaches of any of the Warranties exceeds USD 150,000 (the “De Minimis Threshold”); and

(b)	the total amount of the Buyer’s Losses in respect of all such Breaches of the Warranties (each exceeding the De Minimis Threshold), is in excess of USD 1,700,000 (the “Basket”) in which case the Sellers shall be liable for the full amount of such Loss.

16.4.3	The Sellers’ maximum liability for all Losses in respect of all such Breaches and any liability pursuant to any indemnity under clause 14 shall be limited to a total amount equivalent to the Escrow Amount (the “Cap”). For the avoidance of doubt, if and to the extent an Adjustment Amount is paid to the Buyer from the Escrow Account in settlement of such Adjustment Amount, any such Adjustment Amount shall not limit the residual maximum liability of the Sellers pursuant to the preceding sentence.

16.4.4	The limitations in clause 16.4 do not apply to any Breach of any of the Title Warranties or Breach arising out of or as a result of fraud or wilful misrepresentation, always provided that none of the Sellers’ liability for such Breach can in any event exceed such Seller’s portion of the Purchase Price. For any Breach and the breach of any indemnity or covenant as provided by the Sellers pursuant to this Agreement, the Sellers’ liability shall be several and not joint.

16.4.5	Any payment by the Sellers as indemnification of Buyer against any Loss will be considered a reduction of the Purchase Price.

16.4.6	The Sellers shall not be liable in respect of any claims to the extent that such claim is attributable to, or such claim otherwise having arisen or is increased as a result of, any Law not being in force at the Closing Date.

16.5	Claims procedure

16.5.1	The Sellers shall have no obligation to indemnify the Buyer’s Loss in respect of a Breach unless the Buyer gives Notice (in accordance with clause 21.2) to the Sellers’ Representative within 30 Business Days, after the Buyer became aware of events or circumstances giving rise to the claim. The Buyer’s Notice must include a reasonably detailed description of the claim, its actual and legal basis and – to the extent reasonably possible – a calculation of the Loss or the estimated Loss together with reasonable supporting documentation.

16.5.2	The Sellers shall have a period of 30 Business Days from receipt of the Notice of claim to dispute such claim by the Sellers’ Representative providing Notice that the Sellers dispute such claim in accordance with clause 21.2.

16.5.3	If the Sellers’ Representative provides timely notice that they dispute such claim, in full or in part, the Buyer may request arbitration in accordance with clause 20.2 and if it so requests, shall serve its written complaint (klageskrift) on the Sellers within 30 Business Days after the Buyer has received Notice from the Sellers’ Representative that the Sellers dispute the claim. If the written complaint is not served within such period, the Sellers will be released from any and all obligations to indemnify the Buyer against the Loss arising from the claim in question or any other alleged Loss based on substantially the same events or circumstances.

16.6	Third Party Claims

16.6.1	If the grounds for a claim in relation to any of the Sellers’ Warranties arise as a result of, or in connection with, a claim by, or alleged liability to, a third Person (a “Third Party Claim”), the Sellers shall be entitled to participate in the defence of any Third Party Claim and, subject to the limitations set forth in this clause. The Buyer shall upon the event of a Third Party Claim:

(a)	As soon as possible, but in no event later than thirty 30 Business Days after the Buyer becomes aware of the relevant fact or set of circumstances, give notice thereof to the Sellers’ Representative;

(b)	give the Sellers’ Representative reasonable access to the personnel of the Buyer and/or the relevant Group Company, as the case may be, and to any relevant premises, accounts, documents and records within their respective possession, and allow the Sellers’ Representative to take copies thereof, in order to enable the Sellers’ Representative to examine the basis of any potential Third Party Claim; and

(c)	subject to the Sellers’ Representative (on behalf of the relevant Seller(s)) in writing accepting full liability for the Third Party Claim:

•	not, and procure that no Group Company will, (i) make any admission of liability and (ii) agree to settle or compromise any Third Party Claim with any Person without obtaining the prior written consent of the Sellers’ Representative, not to be unreasonably withheld or delayed;

•	upon the Sellers’ Representative’s request, allow the Sellers’ Representative the right to dispute and defend such Third Party Claim in the name of the relevant Group Company, and to properly conduct any litigation resulting therefrom.

16.6.2	In case the Buyer fails to comply with the foregoing, the Sellers’ obligation to indemnify the Buyer for the Third Party Claim shall be reduced, if and to the extent such non-compliance has caused an increase in the Loss in respect of the relevant matter.

16.7	Exclusivity

After Closing, the rights described in this clause 16 (and clause 21.8) shall be the Buyer’s exclusive remedy for any Breach. Except in case of a Breach of Title Warranties, the Buyer is not entitled to terminate (hæve) the Agreement. The Buyer is not entitled to demand a proportionate reduction of the Purchase Price (forholdsmæssigt afslag). The Buyer expressly waives any right to claim damages from the present or former board of directors or management of any Group Company with respect to any act or omissions of such individuals and the Buyer shall seek its remedy against the Sellers exclusively under the provisions of this Agreement. The provisions in this clause 16.7 do not apply to any matters which are caused by fraud or wilful misrepresentation.

17	GUARANTEE

The Guarantor hereby as primary obligor (selvskyldnerkaution) irrevocably and unconditionally guarantees the due performance of the obligations of the Buyer under this Agreement, in particular any and all payment obligations under clauses 5 and 6.

18	RESTRICTIVE COVENANTS

18.1	Non-compete

18.1.1	For a period of 3 years following the Closing Date, each of EKI, EØ and CNA undertakes not to be directly or indirectly engaged in any business which competes with the Group’s business as conducted immediately prior to the Signing Date nor shall such Persons for the avoidance of doubt act as a consultant, owner, or partner of, any business or organization which directly or indirectly competes with or is directly or indirectly engaged in the same business as conducted by the Group prior to the Signing Date.

18.1.2	For the avoidance of doubt, the restrictions in clause 18.1.1 shall not prevent CNA to continue serving as the chairman of the board of directors of the Danish Technological Institute (Teknologisk Institut), which as part of its operations runs an innovation center for robot technology (Center for Robotteknologi).

18.2	Non-solicitation

For a period of 6 months following the Signing Date each of EKI, EØ, NJJ, TVJ, and CNA undertakes to refrain from enticing or persuading or attempting to entice or persuade any employees to leave their employment with the Group.

18.3	Agreed penalty

In addition to any other relief that may be available to the Buyer, any violation of the covenants in this clause 18 shall trigger an agreed penalty payable from the relevant Seller(s) in breach to the Buyer for an amount of USD 1,000,000 (with respect to violation of clause 18.1) and USD 200,000 (with respect to violation of clause 18.2) for each violation. If a violation persists for a period of more than 2 weeks, such continued violation shall be deemed to constitute a new and separate violation, which shall entitle the Buyer to payment of additional penalties for each period of 2 weeks where such violation persists. In addition to any other relief that may be available to the Buyer. The provisions in this in clause 18 may be enforced by either the Buyer or a Group Company. For the avoidance of doubt, only the Seller(s) in violation of the provisions in this clause 18 shall be severally liable for payment of the agreed penalty and the Buyer may not deduct its claim from the Escrow Amount, but shall solely pursue its claim directly from the Seller(s) in violation. Payment of penalty shall not relieve the Sellers of their obligations pursuant to this clause 18.

19	CONFIDENTIALITY AND PUBLICATION

19.1	Each Party undertakes to treat, and shall procure that its Affiliates and its and their respective representatives treat, Confidential Information strictly confidential and refrain from disclosing it to any third Persons, unless such disclosure is explicitly permitted by this Agreement.

19.2	In this Agreement, “Confidential Information” shall mean:

(a)	with respect to the confidentiality obligations of either Party: the contents of (i) this Agreement, (ii) any related agreements, minutes, term sheets, notes, letters or other documents prepared or executed by a Seller, its Affiliates or its or their representatives on the one hand and the Buyer, its Affiliates or its or their representatives on the on the other hand, and (iii) related discussions and negotiations;

(b)	with respect to the confidentiality obligations of the Sellers alone: any information about the Group Companies and their business and any information obtained in connection with the preparation, negotiation, execution or consummation of this Agreement and the transactions contemplated herein about the Buyer, its Affiliates and its representatives, except, however, that EKI and EØ shall not be deemed to violate this clause 19 as long as they continue to be employed by any Group Company and are entitled to disclose Confidential Information under their respective employment contracts; and

(c)	with respect to the confidentiality obligations of the Buyer alone: until the Closing any information about the Group Companies and their business and as from the date of this Agreement any information obtained in connection with the preparation, negotiation, execution or consummation of this Agreement and the transactions contemplated herein about the Sellers, their Affiliates and their representatives;

except for information that (i) has come into the public domain, or (ii) in the case of paragraphs (b) or (c) has been received from a third Person, except in each of (i) and (ii) where such information has come into the public domain or been received from a third Person following a breach of the confidentiality obligations under this clause 19.

19.3	Each Party may disclose Confidential Information (i) to professional advisors advising it on the transactions contemplated by this Agreement, provided such advisors are bound by contractual or professional confidentiality obligations at least as strict as the obligations under this Agreement and (ii) as may be required by applicable Law, including stock exchange regulations.

19.4	Notwithstanding clauses 19.1—19.3, the Buyer and the Sellers’ Representative shall promptly after the Signing Date issue a joint press release in the agreed form attached as Schedule 19.4. The Parties shall, however, not be prevented from disclosing such information which is required to be disclosed under applicable Law or stock exchange regulations. Following the Signing Date, the Parties shall comply with the procedures set out in clause 9.2.

20	GOVERNING LAW AND DISPUTES

20.1	The Agreement is governed by and will be interpreted in accordance with Danish law, excluding its conflicts of law rules to the extent they would lead to the application of laws other than Danish law.

20.2	Any dispute arising out of the Agreement, including any dispute concerning its existence or validity that cannot be settled amicably between the Parties must be submitted to the Danish Institute of Arbitration (Danish Arbitration) for final and binding decision. The Danish Institute of Arbitration will apply the rules of procedure in force when the application for arbitration is submitted.

20.3	Each Party will appoint 1 arbitrator (it being understood that the Sellers shall collectively appoint 1 arbitrator). The Danish Institute of Arbitration will appoint 1 further arbitrator who will act as the chairman of the arbitration tribunal. If a Party fails to appoint an arbitrator within 30 Business Days of submitting an application for arbitration or of receiving Notice of arbitration, the Danish Institute of Arbitration will also appoint that arbitrator.

20.4	The arbitration proceedings will take place in Copenhagen and the language of the proceedings will be English.

20.5	The Parties are not entitled to disclose any confidential information relating to the arbitration proceedings to any third party, including information on any decision or arbitration award, unless the other Party has consented in writing to such disclosure. However, either Party is entitled to disclose information relating to the arbitration proceedings to a third party if such disclosure is made to protect its interests in relation to the other Party or to comply with current legislation or public authority decisions, or if such disclosure is required under any listing agreements.

21	OTHER PROVISIONS

21.1	Each of the Sellers hereby irrevocably appoints VF and ANBE jointly as its representatives (collectively the “Sellers’ Representative”) and authorises the Sellers’ Representative to act on its behalf in connection with all transactions contemplated by this Agreement and to make and receive all Notices, declarations and statements on its behalf. When acting as the Sellers’ Representative under this Agreement, including giving Notices or otherwise making statements or declarations or taking any other action under or in connection with this Agreement, VF and ANBE have to act jointly and, to the extent they give any Notices, all such Notices have to be signed by both VF and ANBE. Any Notices of the Sellers Representative that are not signed by both VF and ANBE and any other actions or declarations of the Sellers Representative that are not jointly made by VF and ANBE shall be null and void, deemed to not have been made, and have no legal effect for purposes of this Agreement. Notwithstanding the foregoing sentences of this clause 21.1, if the Sellers provide to the Buyer any Notice that has been signed by Sellers representing more than 50% of the Shares sold under this Agreement, then such Notice shall be deemed to have been given by and on behalf of all Sellers and such Notice may be given instead of any Notice of the Sellers’ Representative, except, however that if the Sellers’ Representative previously had given a valid Notice regarding the same matter, then the Buyer may rely on such Notice and such Notice of the Sellers’ Representative shall prevail over any conflicting subsequent Notice signed by the Sellers.

21.2	Any notice to be given under the Agreement, including with respect to exercising any rights under this Agreement, must be in writing and delivered by hand or sent by registered mail, by fax or by email (in which case a scanned document duly signed by the respective Parties shall be attached to such email) to the addresses stated in Schedule 21.2 (“Notice”).

21.3	No Party is entitled to assign, in full or in part, the rights and obligations set out in the Agreement without the prior written consent of the other Parties.

21.4	If the Parties agree to amend the Agreement, such agreement must be made in a writing signed by the Parties.

21.5	Unless otherwise explicitly stated in the Agreement, each Party will pay its own costs relating to the negotiations, drafting and conclusion of the Agreement and the fulfilment of the obligations of the Agreement (including all fees for its own legal, financial or other advisors).

21.6	This Agreement shall become effective once signed by all Parties. Until and unless each Party has signed a counterpart, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and assigns.

21.7	If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

21.8	The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

The Agreement has been executed in 3 original copies (one original for each of Buyer, VF and ANBE) and with copies hereof to all other Sellers.

SEPARATE SIGNATURE SHEET TO FOLLOW

SIGNATURE SHEET FOR SHARE SALE AND PURCHASE AGREEMENT

CONCERNING UNIVERSAL ROBOTS A/S

For Teradyne Holdings Denmark ApS:

/s/ Charles J. Gray
Charles J. Gray (by proxy)

For Teradyne, Inc. (as Guarantor):

/s/ Gregory R. Beecher
Gregory R. Beecher (CFO, Vice President)

For Vækstfonden:

/s/ Ulrik Jørring	/s/ Morten Westh Naldal
Ulrik Jørring	Morten Westh Naldal

For ANBE af 2006 ApS:	For BKI Holding ApS:

/s/ Enrico Krog Iversen	/s/ Clas Nylandsted Andersen
Enrico Krog Iversen (CEO)	Clas Nylandsted Andersen (by proxy)

For Kristian Kassow:	For Esben Østergaard:

/s/ Clas Nylandsted Andersen	/s/ Clas Nylandsted Andersen
Clas Nylandsted Andersen (by proxy)	Clas Nylandsted Andersen (by proxy)

For Kasper Støy:	For Clas Nylandsted Andersen:

/s/ Clas Nylandsted Andersen	/s/ Clas Nylandsted Andersen
Clas Nylandsted Andersen (by proxy)	Clas Nylandsted Andersen

For Enrico Krog Iversen:	For Niels Erik Kildemoes:

/s/ Enrico Krog Iversen	/s/ Clas Nylandsted Andersen
Enrico Krog Iversen	Clas Nylandsted Andersen (by proxy)

For Lasse Kieffer:	For Thomas Visti Jensen:

/s/ Clas Nylandsted Andersen	/s/ Clas Nylandsted Andersen
Clas Nylandsted Andersen (by proxy)	Clas Nylandsted Andersen (by proxy)

For Niels Jul Jacobsen:

/s/ Clas Nylandsted Andersen
Clas Nylandsted Andersen (by proxy)

SCHEDULE 15.1 – SELLERS’ WARRANTIES

CONTENTS

		Page
1	DEFINITIONS	4

2	AUTHORITY	6

3	THE GROUP	7

4	CAPITALISATION	7

5	FINANCIAL INFORMATION	8

6	ORDINARY COURSE AND ABSENCE OF CERTAIN EVENTS	8

7	TAXES	9

8	REAL PROPERTY	10

9	OPERATING EQUIPMENT, MACHINERY, FIXTURES AND FITTINGS	11

10	INTELLECTUAL PROPERTY RIGHTS & IT	11

11	PERMITS	14

12	INSURANCE	14

13	PRODUCTS AND PRODUCT LIABILITY	14

14	EMPLOYEES	15

15	AGREEMENTS	16

16	LITIGATION	17

17	ANTI TRUST MATTERS	17

18	COMPLIANCE WITH LAWS	17

19	ENVIRONMENTAL MATTERS	18

20	PUBLIC SUBSIDIES	18

21	DISCLOSURE	18

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EXHIBITS

Exhibit 3.6	Share Register

Exhibit 15	Material Agreements

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1	DEFINITIONS

1.1	Defined terms and expressions in this Schedule 15.1 shall be construed as having the meaning attributed to them in the Share Sale and Purchase Agreement concerning Universal Robots A/S (the “Agreement”).

In addition, the following terms and expressions shall have the following meanings:

Anti-Bribery Laws	as stated in clause 18.2.

Benefit Plans	(i) any agreements and other commitments, whether of an individual or collective nature, regarding pension benefits and (ii) any agreements and other commitments regarding employee benefits, such as anniversary, holiday or jubilee payments, early retirement, bonus, profit participation and other variable remuneration elements, stock options, stock appreciation rights and similar rights, granted to any current or former director or employee of any Group Company that are sponsored or maintained by a Group Company or with respect to which a Group Company has made or is required to make payments, transfers, or contributions or has any liability.

Company Software	any software, including in particular operating systems used for the products of the Group Companies, owned, developed, marketed, distributed, licensed, or sold by any Group Company.

Encumbrance	any option, pledge, mortgage, lien, security interest, claim, option, right of first refusal, pre-emptive right, community property interest or other claims of third parties of any kind, or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Danish GAAP	the accounting principles set forth in the Danish Financial Statements Act (Årsregnskabsloven) and other Danish generally accepted accounting practices.

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IPR	any Registered IPR and any of the following: (a) any invention, discovery, whether patentable or un-patentable and whether or not reduced to practice, and all improvements (b) trade secret, technical information, know-how and any other confidential information, including ideas, research and development, know-how, data, drawings, prototypes, models, formulas, manufacturing, production and other processes and techniques, engineering, production and other designs and business methods (c) unregistered trademarks, trade names or brand identifier, (d) unregistered copyrights, (e) software or components thereof, and (f) any other intellectual property, industrial property or proprietary rights anywhere throughout the world.

IT Systems	as stated in clause 10.14.

Key Employees	means each of Enrico Krog Iversen, Klaus Vestergaard, Esben Østergaard, Michael Bo Larsen, Lasse Kieffer, Troels Horsved, and Lisa Hansen.

Leased Properties	as stated in clause 8.2.

Malicious Code	as stated in clause 10.9.

Management Accounts	the non-audited monthly management accounts of the Group as presented to the Company’s board of directors covering the period from 1 January 2015 until 30 April 2015.

Material Agreements

any of the following agreements (whether written or oral):

(i)     licenses with respect to any IPR to or from any third Person that are material to the Company’s business, including commitments by a Group Company not to enforce certain IPR against any third Person, except for any (i) off-the-shelf software licenses and (ii) IPR licenses contained in any customer agreements entered into the ordinary course of business consistent with past practice,

(ii)    contracts with the top customers and suppliers of the Group set forth in Exhibit 15.

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Permit	as stated in clause 11.1.

Permitted Encumbrances	means statutory Encumbrances and customary retention of title by suppliers.

Registered IPR	any of the following applied for or registered with any registration authority (a) trademarks, trade names, brand identifier, logos, symbols, names, domain names, trade dress, designs, copyrights, all applications and registrations for any of the foregoing, including all renewals of same, and (b) all patents, utility models and patent applications, including renewals, extensions, reissues, divisionals, continuations, continuations in part and reexaminations thereof and all patents that may be issued on such applications.

2	AUTHORITY

2.1	Each of BKIH and ANBE is a corporation duly organized and validly existing under the laws of Denmark and has the full right, power and authority to enter into the Agreement and to consummate all transactions contemplated thereby.

2.2	VF is a Danish growth fund duly organized and validly existing under the laws of Denmark and has the full right, power and authority to enter into the Agreement and to consummate all transactions contemplated thereby.

2.3	The execution and delivery by the Sellers of this Agreement, the performance by the Sellers of their obligations hereunder and the consummation by the Sellers of the transactions contemplated hereby have all been duly authorized by all requisite action on the part of the Sellers.

2.4	This Agreement has been duly executed and delivered by each Seller and this Agreement constitutes a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

2.5	The execution, delivery and performance of this Agreement does not and will not (i) violate, conflict with or result in the breach of VF’s, BKIH’s or ANBE’s Corporate Documents, (ii) violate or conflict with any, judgment, court order or other decision made by a court, arbitration tribunal or Governmental Authority against or binding upon a Seller and/or any Group Company, (iii) conflict with or constitute a violation of any law or regulation applicable to a Seller and/or any Group Company, or (iv) conflict with or result in breach of any agreement to which a Seller is a party, except in the case of (ii)–(iv) as such violation, conflict or breach, as the case may be, would not be reasonably likely to materially and adversely affect a Seller’s ability to perform its obligations under and to consummate the transactions contemplated, by this Agreement.

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2.6	No Seller is a party to any dispute before a court, arbitration tribunal or Governmental Authority which may prevent Closing if a Seller is unsuccessful in such dispute.

3	THE GROUP

3.1	Each Group Company is a corporation duly organised and validly existing under the applicable laws of their respective countries of incorporation and, to the extent the concept applies, in good standing. Each of the Group Companies has requisite corporate or similar power and authority to own its properties and to carry on its business as currently conducted.

3.2	No Group Company has filed, and no third Person has filed against any Group Company, any petition for winding-up, dissolution, liquidation, bankruptcy or receivership and there are no facts or circumstances justifying such filing. None of the Group Companies have made any assignment in favour of, or initiated any negotiations with respect to, an overall compromise or arrangement with all of or the majority of its creditors.

3.3	The Company has no subsidiaries other than the Subsidiaries and holds no shares or other ownership interests in any other Person. No Subsidiary holds any shares or other ownership interests in any other Person.

3.4	Except for the shares of IFU in Universal Robots (Shanghai) Co. Ltd and the shares of EKI in Universal Robots (India) Private Limited, no third Person (not being a member of the Group) owns shares or any similar ownership interest in the Subsidiary and no has third party been granted any right to acquire or subscribe for such shares or ownership interest.

3.5	The Company has full and unrestricted title (directly or indirectly) to the shares in the Subsidiaries free and clear from any Encumbrances.

3.6	Each Seller is the sole legal owner of the Shares listed against its name in the Company’s share register attached as Exhibit 3.6, and the Shares listed against its name therein are free and clear from any Encumbrances.

3.7	The Due Diligence Information contains an up-to-date, complete and correct copy of the Company’s Corporate Documents.

4	CAPITALISATION

4.1	The share capital of the Company amounts to nominal DKK 546,115 shares, divided into nominal DKK 218,312 class A shares and nominal DKK 327,803 class B shares that have all been properly and validly issued and which are all fully paid up.

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4.2	The share capital of the Subsidiaries is fully paid up to the extent such full payment is a mandatory requirement under any relevant statutory law.

4.3	No Group Company has issued any outstanding warrants, options or other instruments entitling any Person to acquire, convert or subscribe for equity in any of the Group Companies.

4.4	No share certificates have been issued for the Shares or for any of the shares in any of the Subsidiaries.

5	FINANCIAL INFORMATION

5.1	The Annual Report has been prepared in accordance with Danish GAAP and, to the extent such principles comply with Danish GAAP, the principles set forth in Schedule 1.1(a) of the Agreement on a consistent basis.

5.2	The Annual Report gives a true and fair view of the Company’s and of the Group’s financial position as of the Accounts Date and of the results and cash flows of the Company and the Group for the financial year 1 January 2014 until 31 December 2014.

5.3	The Management Accounts have been derived from the books and records of the Group and prepared in accordance with Danish GAAP, except for certain yearend adjustments. The profit and loss statements, balance sheet and cash flow statement included in the Management Accounts do not materially misstate the financial position, financial performance or cash flows of the Group as at the date to which they were made up, or the profits or losses for the accounting period to which they relate.

6	ORDINARY COURSE AND ABSENCE OF CERTAIN EVENTS

6.1	Since the Accounts Date and until the Closing Date

6.1.1	the Group Companies have carried out their business in the ordinary course consistent with past practice as a going concern;

6.1.2	no unusual or onerous contract has been entered into by any Group Company

6.1.3	no Material Contract has been terminated or the terms and conditions thereof has been amended other than in the ordinary course of business;

6.1.4	no resolution of the Company in a general meeting has been passed other than routine resolutions relating to the routine business of annual meetings;

6.1.5	no resolution on dividends has been made other than the adoption at the annual general meeting of the Company on 14 April 2015 of the board of directors’ proposal to pay a dividend DKK of 17,000,000;

6.1.6	no Key Employee has been given notice of termination;

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6.1.7	no change in remuneration or the employment terms of Key Employees has been made or promised other than adjustments which follow from existing contractual commitments as Disclosed.

6.1.8	no material increases of the rates of compensation including bonuses (except bonuses as Disclosed) to the employees of the Group Companies have been made or agreed to, other than increases due to collective bargaining agreement(s), prior agreements or increases which are otherwise made in the ordinary course of business;

6.1.9	no material litigation, arbitration or settlement or waiver of any material claim or right have been instituted or made other than in relation to the collection of trade debts, in the ordinary course of business or as instructed by its insurance providers;

6.1.10	each Group Company made capital and operating expenditures if and when required in the ordinary course consistent with past practice and as contemplated in Schedule 6.8 to the Agreement, and no Group Company delayed any such capital or operating expenditures to a period after the Signing Date;

6.1.11	no Seller and no Group Company took any other actions the purpose of which is to increase the Cash of the Group Companies as of the Effective Date or to otherwise artificially increase the Closing Purchase Price;

6.1.12	no budgeted or necessary capital or operating expenditures have been delayed; and

6.1.13	no agreement or commitment to do any of the foregoing has been entered into or accepted.

7	TAXES

7.1	All Tax returns and reports relating to Taxes required to be filed by or on behalf of a Group Company have been properly filed with the relevant authority, including all information required to be filed for purposes of correct Tax assessments.

7.2	No special tax relief, tax exemptions or tax privileges enjoyed by any Group Company may be changed or reversed due to circumstances attributable to such Group Company’s activities prior to the Closing Date, or due to the conclusion of the Agreement or Closing.

7.3	No Tax authority has raised any claims against any Group Company regarding the payment, assessment or otherwise in respect of Taxes and none of the Group Companies has received written notice of any threatened or pending audit, investigation or similar proceeding relating to Taxes, and, to the Sellers’ Knowledge, there are no grounds for the raising of any such Tax claims.

7.4	No transactions, agreements or arrangements have been made or entered into by any Group Company with Tax arbitrage or Tax evasion as their primary purpose, and no transactions, agreements or arrangements constitute unlawful Tax evasion.

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7.5	The Group Companies have at all times transacted with other Group Companies and their Affiliates and/or shareholders on fair market terms and have adequate documentation to substantiate this in accordance with applicable Danish Tax rules.

7.6	No Tax will be imposed on any Group Company as a consequence of the conclusion of the Agreement or Closing.

7.7	No Group Company has participated in any tax exempt restructurings according to applicable Danish Tax rules to which a holding period requirement applies on the date of the conclusion of the Agreement or Closing.

7.8	To the Sellers’ Knowledge, the Group Companies right to deduct input VAT is correctly reflected in the applicable VAT returns and to the Sellers’ Knowledge there exists no basis for any Governmental Authority to contest the right to deduct input VAT.

7.9	To the Sellers’ Knowledge, the Group Companies have not conducted any activities in other countries than Denmark for which a registration obligation for Tax purposes has arisen but not complied with.

7.10	No Group Company has waived any statutory limitation periods with respect to Taxes.

7.11	No Group Company is part of a joint taxation with companies or legal entities outside the Group.

8	REAL PROPERTY

8.1	No Group Company owns or has owned any real property.

8.2	All lease agreements related to real property leased, sub-leased or used by the Group Companies as at the date hereof (the “Leased Properties”) have been Disclosed in the Due Diligence Information.

8.3	To the Sellers’ Knowledge, the Leased Properties are in a lawful state and in reasonably satisfactory condition considering their present use.

8.4	As of the Signing Date, no lease relating to any Leased Property has been terminated or breached by the Group Companies or, to the Sellers’ Knowledge, by the landlord, which would entitle the other party to terminate the lease.

8.5	Each of the Leased Properties can legally be used for the purpose for which they are currently used.

8.6	As of the Signing Date, no claim related to or arising out of real properties previously owned, leased or otherwise used by any Group Company is pending or to the Sellers’ Knowledge threatened against any Group Company.

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8.7	No landlord has the right to terminate and/or demand any amendment of the lease agreement as a result of the execution and/or consummation of the Agreement.

8.8	As of the Signing Date there is no pending litigation or arbitration concerning any Group Company’s lease and to the Sellers’ Knowledge no such litigation or arbitration is threatened.

9	OPERATING EQUIPMENT, MACHINERY, FIXTURES AND FITTINGS

9.1	The Group Companies are the legal or beneficial owners of all operating equipment, machinery, fixtures and fittings and other technical plants reflected in the Annual Report and Management Accounts for April 2015, free and clear of any Encumbrances, except for Permitted Encumbrances, and except for the assets acquired or sold in the ordinary course of business in the period since the dates of the Annual Report or Management Accounts as for April 2015, respectively.

9.2	As of the Signing Date and save for ordinary wear and tear, all plants, machinery, fixtures, vehicles, and other equipment (including hardware and machinery) owned or operated by a Group Company in connection with its business are, other than minor defects, in the ordinary course (i) in good and safe repair, (ii) free from any material defects, and (iii) operational insofar as it is necessary for such business to be carried on safely, lawfully, and efficiently.

9.3	The assets owned by the Group or held under lease or rental agreements or other agreements permitting their use comprise in all material respects and with the exception of consumables assets necessary for the continuation of the Group’s business as currently conducted, and no assets are shared with another person.

10	INTELLECTUAL PROPERTY RIGHTS & IT

10.1	Disclosed in the Due Diligence Information are all Registered IPR owned or purported to be owned by the Group Companies. The Group Companies are the owner(s) of such Registered IPR free and clear of any Encumbrances. All maintenance fees and other fees to file, obtain and maintain in effect such Registered IPR have been paid and no such Registered IPR has unintentionally been allowed to lapse by any Group Company. None of such Registered IPR is subject to any opposition, interference, inventorship challenge or cancellation proceedings, and, to the Sellers’ Knowledge, no such proceedings are threatened with respect to any such Registered IPR.

10.2	The Group Companies hold valid title or license to use the IPR necessary for the Group to carry on its business in all material respects as presently conducted.

10.3	Each Group Company is validly licensed to use the IPR used in its business and no separate action will be necessary to enable it to continue to use such IPR to the same extent and in the same manner as they have been used prior to the date hereof.

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10.4	To the Sellers’ Knowledge, no Group Company infringes or ever has infringed IPR of any third Person. As of the Signing Date and during the 36 months preceding the Signing Date, no Group Company has received any claim stating that it is in infringement of any IPR of any third Person.

10.5	The Group has not granted any licenses with respect to any of the IPR owned by the Group that are used in the operation of the business of the Group concerning the Company’s products, except for (i) licenses granted to end customers in the ordinary course of business; (ii) licenses granted to distributors, suppliers and other third parties for the purpose of development, manufacture, marketing and/or supply related to the Products; or (iii) licenses otherwise granted in the ordinary course of business. As of the Signing Date and to the Sellers’ Knowledge, no Group Company is infringing or ever has infringed any license agreement on the basis of which it has licensed any IPR from or to a third Person.

10.6	As of the Signing Date no Group Company is engaged in any dispute in which any third party is claiming that any Group Company infringes the intellectual property rights of the third party and, to the Sellers’ Knowledge, no such dispute is threatened.

10.7	As of the Signing Date and to the Sellers’ Knowledge, no third party is infringing or making unauthorised use of any IPR owned or used by any Group Company.

10.8	To the Sellers’ Knowledge, no Company Software (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such software or any Product, or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such software or any Product.

10.9	No Company Software written by, or to the Sellers’ Knowledge on behalf of the Company, contains any “back-door”, “drop dead device”, “time bomb”, “Trojan horse, “virus”, “worm”, “Spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Group Companies have implemented industry standard measures designed to prevent the introduction of Malicious Code into Company Software, including firewall protections, regular virus scans, and protection of access credentials and the like.

10.10	No source code for any Company Software written by, or to the Sellers’ Knowledge on behalf of the Company, has been delivered, licensed, or made available to any Person who is not, as at the Signing Date, an employee or of the Group. No Group Company has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. As of the Signing Date, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any software to any other Person who is not, as of the Signing Date, an employee of the Company.

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10.11	No Company Software developed and commercially used by the Group is subject to any “copyleft” or other obligations or condition (including any obligation or condition under any “open source” license such as GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) could require, or could condition the continued use or distribution of such software on, (a) the disclosure, licensing, or distribution of any source code for any portion of such Company Software, or (b) the granting to licensees of the right to make derivative works or other modifications to such Company Software or portions thereof or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of the Company to use, distribute or charge for any Company Software.

10.12	No funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Software or other IPR owned, purported to be owned or exclusively licensed by any Group Company.

10.13	No Group Company is or ever has been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any Group Company to grant or offer to any other Person any license or right to any Intellectual Property Rights owned, purported to be owned or exclusively licensed by any Group Company.

10.14	The Group Companies have designed, operated and maintained the information technology systems used by them (“IT Systems”): (i) to keep their IT Systems free from Malicious Code, (ii) with procedures and facilities to safeguard the security and the integrity of its IT Systems, and (iii) to comply with all software license obligations all at a level consistent with standard practices of companies of its size. As of the Signing Date and to the Sellers’ Knowledge, there have been no unauthorized intrusions or breaches of the security with respect to the IT Systems.

10.15	As of the Signing Date, none of the Group Companies’ present or former employees have made any claim for any payment, which remains unsettled, or any other claims in respect of any invention or other IPR, which is being utilized or claimed by the Group Companies, and to the Sellers’ Knowledge, and save for such rights which follow from mandatory Law, no such employees have such rights. All the documents transferring all the title, right and interest in and to any IPR which are being or planned to be utilized or claimed by the Group Companies has been properly prepared and signed by the employees owning such rights, title and interest before the date hereof.

10.16	The Group has taken reasonable and customary measures to prevent third Persons from obtaining unauthorized knowledge of or exploiting its business secrets and know-how.

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11	PERMITS

11.1	Each Group Company holds all necessary permits, licenses, certifications, approvals, registrations, consents, authorizations, exemptions and orders issued or granted by a Governmental Authority (each a “Permit”) required by the relevant Group Company for the carrying on its business as presently conducted. Such Permits are in full force and effect, and each Group Company is and always has been in compliance with the applicable requirements of such Permits. As of the Signing Date and since 31 December 2012, no Group Company has received written notice of any noncompliance with any applicable requirements of such Permits.

12	INSURANCE

12.1	All material insurance policies in respect of the Group Companies have been Disclosed in the Due Diligence Information and all such policies are and will until the Closing Date remain in full force and effect in accordance with their terms and all premiums which have become due and payable have been paid.

12.2	The Group has an insurance coverage, which to the Sellers’ Knowledge is commercially adequate for its current business. As of the Signing Date, there are no material outstanding claims under any of the Group’s insurance policies and, to the Seller’s Knowledge as of the Signing Date, no such claim is threatened, nor has any Group Company received any notice of termination of the said insurance policies and, to the best of the Sellers’ Knowledge, no such termination is threatened.

12.3	In the three years preceding the Signing Date, the Group has not suffered or reported any loss which might substantially affect the Group’s chance for future insurance cover on usual and customary terms and conditions.

13	PRODUCTS AND PRODUCT LIABILITY

13.1	No Group Company manufactures, sells or provides or has manufactured, sold or provided any Product or service (i) which does not comply in all material respects with all contractual specifications and other applicable standards, or (ii) which is defective, dangerous, or not in accordance with any given representation or warranty.

13.2	As of the Signing Date, no defects in any of the Group Companies’ Products or services have resulted in any liability or claim to pay damages or other compensation for any of the Group Companies, including in respect of personal injury.

13.3	The Group Companies have appropriate quality control procedures in place to ensure that its Products and services are safe and in all material respects comply with all applicable Laws, contractual specifications and other applicable standards.

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13.4	As of the Signing Date, there are no pending general recalls of any of any of the Products which are presently marketed and distributed, and as of the Signing Date and to the Sellers’ Knowledge no such recall is threatened.

13.5	As of the Signing Date, there are no pending insurance claims against any member of the Group regarding product liability and no such claims are filed with the Group Companies’ insurers and to the Sellers’ Knowledge no such claims are threatening.

14	EMPLOYEES

14.1	Disclosed in the Due Diligence Information is a complete list of all employees, directors and officers of the Group Companies stating their starting date, function, salary and other key terms of employment as of the 30 April 2015.

14.2	All employees, directors and officers of the Group have written employment contracts, which in respect of the contracts to which the Company is a party comply with Danish Law or other applicable Law and which correctly reflect the terms of their employment.

14.3	As of the Signing Date, no Key Employee has received notice of termination of his/her employment by the respective Group Company and no Key Employee has given notice of termination of his/her employment relationship with the relevant Group Company and to the Sellers’ Knowledge no such termination is threatening.

14.4	No amount due or in respect of any former or present director, officer or employee of the Group is in arrears and unpaid other than his salary and other benefits for the month current at the date of this Agreement.

14.5	As of the Signing Date no Group Company is a party to any dispute with any present or prior director or Key Employee.

14.6	All salaries and other benefits of employees of the Group have to the extent due, been paid or, if not due, a corresponding provision required by applicable law for the payment thereof has been established in the relevant accounts. The Group Companies have withheld all amounts required by law or agreement to be withheld from the wages or salaries of, and other payments to, its employees and any former employees.

14.7	Any collective bargaining agreement to which any Group Company is a party has been entered into on terms which are normal and customary for companies carrying on similar activities as the Group Companies. All collective bargaining agreements to which any Group Company is a party have been Disclosed in the Due Diligence Information.

14.8	The Group Companies have fulfilled their obligations to inform, and negotiate with, trade unions or any employee representative bodies with respect to the transactions contemplated by this Agreement. As of the Signing Date, there is no on-going strike by any employees of the Group.

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14.9	All Benefit Plans to which any Group Company is a party have been Disclosed in full in the Due Diligence Information. Each Benefit Plan is being and has always been maintained in all respects in accordance with its terms, any applicable collective or individual agreement and the requirements of all applicable Laws. All pension schemes of the Group Companies are defined contribution schemes only. Each Group Company has performed all obligations required to be performed by it under any Benefit Plan and is not in default under or in violation of any Benefit Plan.

14.10	No Group Company is party to any defined benefit plan regarding funding of pension commitments towards employees.

14.11	Disclosed in the Due Diligence Information are complete copies of all agreements, commitments or arrangements concerning (i) bonuses or similar payments that will become payable on account of the entering into or completion of this Agreement and/or (ii) any other benefits which accrue to any director, officer, employee or consultant of any Group Company on account of the entering into or completion of this Agreement.

14.12	To Sellers’ Knowledge and as of the Signing Date, no Group Company is subject to any pending or threatened claims from current or former employees or any Governmental Authority in relation to working environment or working-related accidents.

15	AGREEMENTS

15.1	No Group Company is a party to any contract, agreement or business arrangement (written or oral) with customers, distributors, suppliers or other third parties which have not been concluded, agreed and made, in the reasonable opinion of the Sellers, (i) on commercial terms that are in all material respects not uncommon within the industry; and/or (ii) in the ordinary course of business of the Group; and/or (iii) in the best interest of the Group.

15.2	All Material Agreements of any Group Company have been Disclosed in the Due Diligence Information.

15.3	No Group Company is a party to any agreements, contracts or arrangements which contains a cap or “most favored nation” provision relating to the prices that can be charged by the respective Group Company for its products and/or services.

15.4	Except as Disclosed in the Due Diligence Information, no Group Company is a party to any Material Agreement that may be terminated, rescinded, lapse or amended in consequence of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

15.5	No Group Company is, and has within the past 3 years been a party to, liable under or subject to any Material Agreement, which to the Sellers’ Knowledge cannot be expected to be fulfilled or performed by the relevant Group Company, or which limits the relevant Group Company and/or the Group from independently carrying on its business as presently conducted.

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15.6	No Group Company is in breach of any provision of or in default under the terms of Material Agreement and as of the Signing Date, no party has given notice (written or oral) of claims pertaining to or alleging such breach, which could reasonably be expected to give rise to the party terminating or rescinding such Material Agreement.

15.7	No Group Company is party to any agreement

15.7.1	containing covenants that limit the ability of any Group Company to compete in any business or with any Person or in any geographic area or otherwise restricting a Group Company from engaging in any business activity anywhere in the world,

15.7.2	relating to any hedging or swap arrangement, or

15.7.3	under which a Group Company has directly or indirectly guaranteed, or provided other collateral for, liabilities or obligations of any other Person other than another Group Company.

16	LITIGATION

16.1	As of the Signing Date no written notification involving any claim or series of related claims against any Group Company in excess of USD 50,000 has been received by any duly authorized officer within the Group. There are no pending litigation or arbitration proceedings or any pending actions by any Governmental Authority involving any Group Company and to the Sellers’ Knowledge (i) no such litigation or arbitration proceedings or actions are threatened and (ii) no basis for any such claims or actions exist.

17	ANTI TRUST MATTERS

17.1	No Group Company is a party to any agreement, decision or concerted practice aimed at or resulting in an actual or potential, direct or indirect, prevention, restriction or limitation of competition.

17.2	As of the Signing Date no Group Company has been notified by any Governmental Authority that its operation, business or dealings are the subject matter of any anti-trust investigation.

18	COMPLIANCE WITH LAWS

18.1	Each Group Company is and always has been in compliance with all applicable Laws. To the Sellers’ Knowledge and as of the Signing Date, no investigation, audit or review by any Governmental Authority with respect to any Group Company is pending or threatened.

18.2	Each Group Company is and always has been in compliance in all material respects with all legal requirements under (i) the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd–1, et seq.), (ii) the national laws implementing the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and other international anti-bribery conventions and (iii) all other applicable anti-bribery and anti-corruption Laws, in jurisdictions in which the Group Companies are or have been operating (collectively, the “Anti-Bribery Laws”).

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18.3	As of the Signing Date, no Group Company has received any written notice or other written communication from any Governmental Authority with regard to any actual, alleged or potential violation of the Anti-Bribery Laws. As of the Signing Date, there are no claims pending involving any Group Company with regard to any actual or alleged non-compliance with the Anti-Bribery Laws by any Group Company or any of its owners, shareholders, directors, employees, representatives or agents.

19	ENVIRONMENTAL MATTERS

19.1	The operations of the Group are in all material respects in conformity and compliance with applicable environmental health and safety law, rules and regulations, including with respect to interior and exterior environment, working environment, emissions (air/odour, noise, water, etc), waste treatment, deposit and storage of chemicals and other contaminating and/or hazardous substances.

19.2	No Group Company is or has been party to any judicial or administrative injunctions, proceedings or investigations in relation to polluted or contaminated air, land or water. As of the Signing Date, no proceedings are pending, or to the Sellers’ Knowledge threatened, against any of the Group Companies in respect of any breach of environmental Law or environmental licences.

19.3	There is no soil or water contamination caused by the Group Companies on any of the properties owned, leased or formerly owned or leased or otherwise used by any Group Company or on any third party’s properties, which (i) may cause any order issued by a public authority under applicable Law for cleaning or other remedial action against a Group Company, (ii) would prevent the continued use of the Properties for such purposes and in the manner the properties are being used by the Group Companies as of the date hereof, or (iii) which would entitle any third party to raise a claim against any Group Company to pay damages, indemnification or the similar.

20	PUBLIC SUBSIDIES

20.1	No Group Company has received any public subsidies, grants or allowances that are subject to (conditional or unconditional) repayment obligations.

21	DISCLOSURE

21.1	The Sellers have complied with their “good faith duty of disclosure” (sælgers loyale oplysningspligt) under the general rules of Danish law in connection with the transactions contemplated by this Agreement.

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